EXHIBIT 99.1

      Unless the context otherwise requires, the use of “we,” “us,” “our” and “the Company” refer to AirGate PCS, Inc. and its consolidated subsidiaries. AirGate has three wholly-owned, restricted subsidiaries, AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. “Sprint PCS” refers to Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. We refer to Sprint Corporation and its affiliates, including Sprint PCS, as “Sprint”. A “Sprint PCS affiliate” is an entity, such as us, whose sole or predominant business is operating (directly or through one or more subsidiaries) a wireless communications service business pursuant to affiliation or management agreements with Sprint.

FORWARD-LOOKING STATEMENTS

      This offering memorandum contains forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the wireless industry, our beliefs and management’s assumptions. Such forward looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, churn rates, ARPU (as defined herein) and CPGA (as defined herein), roaming rates, EBITDA (as defined herein), and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek”, “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. These risks and uncertainties include:

•	our dependence on the success of Sprint’s wireless business and continued access to the Sprint spectrum;

•	the competitiveness and impact of Sprint’s pricing plans, network coverage and PCS products and services and introduction of pricing plans and programs that may adversely affect our business;

•	intense competition and increasing consolidation in the wireless market and the rapidly changing nature of the wireless market;

•	the potential to experience a continued high rate of subscriber turnover;

•	the ability of Sprint (directly or through third parties) to provide back office billing, subscriber care and other services and the quality and costs of such services;

•	subscriber credit quality;

•	the ability to successfully leverage third-generation, or 3G, products and services;

•	possible inaccuracies in financial information provided by Sprint;

•	material changes in government regulations;

•	new charges and fees, or increased charges and fees, imposed by Sprint;

•	future disputes with Sprint;

•	our ability to predict future subscriber growth, as well as other key operating metrics;

•	our ability to manage anticipated growth and expansion;

•	the impact of spending cuts on network quality, subscriber retention and subscriber growth;

•	rates of penetration in the wireless industry;

•	our significant level of indebtedness and debt covenant requirements;

•	the impact and outcome of legal proceedings between other Sprint network partners and Sprint;

•	the potential need for additional sources of capital and liquidity;

•	risks related to our ability to compete with larger, more established businesses with greater access to capital;

•	anticipated future losses;

•	adequacy of bad debt and other reserves;

•	rapid technological and market change;

•	an adequate supply of subscriber equipment;

•	declines in growth of wireless subscribers;

•	the effect of wireless local number portability and other government mandates;

•	the volatility of the market price of our common stock;

•	the future obsolescence of our network assets based on technological changes; and

•	general economic and business conditions.

      These forward looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Forward looking statements should, therefore, be considered in light of various factors, including those set forth in this offering memorandum under “Risk Factors” and the caption “Future Trends That May Affect Operating Results, Liquidity and Capital Resources” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this offering memorandum. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this offering memorandum or to reflect the occurrence of unanticipated events.

RISK FACTORS

Risks Related to Our Business, Strategy and Operations

A number of factors outside our control may adversely affect our operating results.

      Our business plan and estimated future operating results are based on estimates of key operating metrics, including:

•	subscriber growth;

•	subscriber churn;

•	capital expenditures;

•	ARPU;

•	losses on sales of handsets and other subscriber acquisition costs; and

•	other operating costs.

      The following factors, over which we have no control, have created a level of uncertainty that may affect these key operating metrics in a manner we cannot foresee:

•	the rapidly changing nature of the wireless market;

•	current economic conditions;

•	the potential impact of continued marketing of wholesale capacity to mobile virtual network operators (“MVNO’s”);

•	potential problems in our relationship with Sprint that may arise from time to time;

•	wireless consolidations that may create competitors with greater market power;

•	increased competition in the wireless telecommunications industry;

•	new service offerings of increasingly large bundles of minutes of use at lower prices by wireless carriers; and

•	other issues facing the wireless telecommunications industry in general.

      If we are unable to accurately estimate our key operating metrics, we may not utilize our resources appropriately which may result in lower revenues and increased expenses. For example, if we overestimate subscriber growth, we may budget our spending levels beyond what our actual results will support.

Our revenues may be less than we anticipate which could materially affect our liquidity, financial condition and results of operations.

      Revenue growth is primarily dependent on:

•	the size of our subscriber base;

•	average monthly revenues per user; and

•	roaming revenue.

      In addition, subscriber growth in fiscal 2004 has been slower than in prior years. We believe slower growth is due in large part to:

•	a decrease in distribution points for our products and services, as well as lower productivity of our existing distribution points;

•	increased competition;

•	declining rates of wireless subscriber growth in general;

•	increased deposit requirements for some segments of sub-prime credit subscribers; and

•	current economic conditions.

      We have seen a continuation of competitive pressures in the wireless telecommunications market causing carriers to offer plans with increasingly large bundles of minutes of use at lower prices which may compete with the calling plans we offer, including the Sprint calling plans we support. It is possible that subscriber growth will be less than we project and that average revenue per user will be lower than we project. Increased price competition may lead to lower average monthly revenues per user than we anticipate. See “Risks Related to Our Relationship with Sprint.” In addition, beginning in January 2007, Sprint’s reciprocal roaming rate may decrease which could reduce our roaming revenue if not offset by an increase in minutes of use. If our revenues are less than we anticipate, it could materially adversely affect our liquidity, financial condition and results of operation. We estimate for fiscal 2005, that every $1 reduction in monthly ARPU will decrease our annual operating income by approximately $5 million.

Our actual operating costs may be higher than we anticipate.

      Changes in our operating environment, including changes as a result of government regulation, may require us to spend more than we anticipate. For example, increased competition may lead to higher promotional costs, losses on sales of handset and other costs to acquire subscribers. Further, as described below under “Risks Related to Our Relationship With Sprint,” a substantial portion of costs of service and roaming are attributable to fees and charges we pay Sprint for billing and collections, customer care and other back-office support. Our ability to manage costs charged by or through Sprint after December 31, 2006 is limited. If our costs are more than we anticipate, the actual amount of funds needed to implement our strategy and business plan may exceed our estimates, which could have a material adverse affect on our liquidity, financial condition and results of operations. We estimate for fiscal year 2005, for every 1% that aggregate Sprint fees exceed our current expectations, our annual operating income will decrease by approximately $400,000.

We may continue to experience a high rate of churn, which could result in a reduction in our revenues and an increase in our operating expenses.

      The wireless personal communications services industry in general, and Sprint and its network partners in particular, have experienced a higher rate of subscriber turnover, commonly known as churn, as compared to cellular industry averages. Furthermore, due to significant competition in our industry and general economic conditions, among other things, churn may increase and our future rate of subscriber turnover may be higher than projected or higher than our historical rate. Factors that may contribute to higher churn include:

•	the pricing and attractiveness of our competitors’ products and services;

•	wireless local number portability;

•	quality of customer service;

•	network performance and coverage relative to our competitors;

•	inability or unwillingness of subscribers to pay their bills which results in involuntary deactivations, which accounted for 45% of our deactivations during the nine months ended June 30, 2004;

•	subscriber mix and credit class, particularly sub-prime credit subscribers which accounted for approximately 26% of our subscriber base as of June 30, 2004;

•	changes in Sprint’s billing systems, collections systems and/or customer care; and

•	any future changes by us in the products and services we offer.

      A high rate of subscriber turnover could adversely affect our competitive position, and result in an increase in our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by subscribers. We estimate for fiscal year 2005, that a 0.1% increase in monthly churn will decrease our annual operating income by approximately $200,000.

Wireless local number portability requirements may increase churn, lower revenues and result in higher subscriber acquisition and retention costs.

      Since November 24, 2003, all covered commercial mobile radio services providers (“CMRS”), including us, are required to allow customers in the 100 largest metropolitan statistical areas to retain their existing telephone numbers when switching from one telecommunications carrier to another. These rules are generally referred to as a wireless local number portability (“WLNP”). As of May 24, 2004, Federal Communications Commission (“FCC”) regulations require that such CMRS providers must have implemented WLNP outside the 100 largest metropolitan statistical areas in the United States as well. In the future, WLNP could lead to increased churn as our customers switch carriers, lower revenues and increased subscriber acquisition and retention costs.

Our allowance for doubtful accounts may not be sufficient to cover uncollectible accounts.

      On an ongoing basis, we estimate the amount of subscriber receivables that we will not collect to reflect the expected loss on such accounts in the current period. Our allowance for doubtful accounts may underestimate actual unpaid receivables for various reasons, including:

•	our involuntary churn rate may exceed our estimates;

•	bad debt as a percentage of service revenues may be higher than we assume in our business plan;

•	adverse changes in the economy;

•	changes in Sprint’s PCS products and services;

•	changes in the composition of our subscriber base; or

•	changes in our credit policy.

      If our allowance for doubtful accounts is insufficient to cover losses on our receivables, it could have an adverse effect on our liquidity, financial condition and results of operations.

Our roaming revenue could be less than we anticipate.

      Until December 31, 2006, our reciprocal roaming rate is fixed at $0.058 per minute. However, after that date the reciprocal roaming rate may decrease which would reduce our roaming revenue and may not be offset by a reduction in our roaming expense or an increase in minutes of use. Based upon the roaming minutes of use for the nine months ended June 30, 2004, a reduction in the roaming rate of $0.01 per minute of use would have reduced our roaming revenue by approximately $7.9 million and reduced our roaming expense by approximately $6.2 million.

      The amount of roaming revenue we receive also depends on the minutes of use on our network by PCS subscribers of Sprint and the other Sprint PCS network partners. If actual usage is less than we anticipate, our roaming revenue would be lower. Conversely, the amount of our roaming expense depends on the minutes of use our subscribers use the networks operated by Sprint and the other Sprint PCS network partners. If our subscribers use the networks operated by Sprint and the other Sprint PCS network partners more than we anticipate, then our roaming expense will exceed our estimates.

We may incur significantly higher wireless handset subsidy costs than we anticipate for existing subscribers who upgrade to a new handset.

      As our subscriber base matures, and technological innovations occur, more existing subscribers will upgrade to new wireless handsets, and as a part of our subscriber retention efforts, we may offer these subscribers incentives on the purchases of new wireless handsets. We subsidize a portion of the price of wireless handsets and incur sales commissions, even for handset upgrades. Excluding sales commissions, we incurred approximately $6.1 million associated with wireless handset upgrade costs for existing subscribers for the fiscal year ended September 30, 2003 and $1.0 million for the nine months ended June 30, 2004. We have limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than we project, our actual costs will be greater than our projected cost.

The loss of the officers and skilled employees who we depend upon to operate our business could have an adverse effect on our results of operations.

      Our business is managed by a small number of executive officers. We believe that our future success depends in part on our continued ability to attract and retain highly qualified technical and management personnel. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. Our ability to attract and retain such persons may be negatively impacted if we do not maintain our positive liquidity position. The loss of our officers and skilled employees could materially adversely affect our results of operation.

Our territory’s limited amount of licensed spectrum may not be sufficient to accommodate future growth.

      Sprint has licenses covering 10 MHz of spectrum in our territory. As the number of subscribers in our territory increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped and blocked calls and may limit our ability to offer enhanced services, all of which could result in increased subscriber turnover and fewer new subscribers and adversely affect our financial condition and results of operations. If we or Sprint need to acquire additional spectrum to accommodate increased call volume, it is possible that spectrum will not be available on favorable terms, if at all.

      Further, in January 2003, the FCC lifted its rules limiting the amount of spectrum that can be held by any one provider in a specific market. The FCC now relies on case-by-case review of transactions involving transfers of control of CMRS spectrum in connection with its public interest review of all license transfers. In light of this change in regulatory review, competition may increase to the extent that licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These larger wireless communications operators may be able to offer subscribers network features not offered by us. The actions of these larger wireless communications operators could negatively affect our churn, ability to attract new subscribers, ARPU, cost to acquire subscribers and operating costs per subscriber.

There is a high concentration of ownership of the wireless towers we lease, and we may lose the right to install our equipment on certain wireless towers and be unable to renew expiring leases.

      Most of our cell sites are co-located on leased tower facilities shared with one or more wireless providers. A few tower companies own a large portion of these leased tower sites. Approximately 73% of the towers leased by us are owned by four tower companies (and their affiliates). If a master co-location agreement with any of these tower companies were to terminate, or if any of these tower companies were unable to support our use of its tower sites, we would have to find new sites or possibly be required to rebuild that portion of our network. In addition, we may be unable to renew expiring leases with such tower companies on favorable terms, if at all. For example, if our agreement with our largest tower company were to expire without successful renegotiation, we would be required to relocate approximately 33% of our cell site locations which would cause a disruption to our network operations.

Certain wireless providers are seeking to change the standards controlling the types of wireless handsets that operate on their networks which may limit our ability to provide our subscribers with service in areas not covered by Sprint’s PCS network.

      We rely on Sprint’s roaming agreements with its competitors to provide automatic roaming capabilities to our subscribers in many of the areas of the United States not covered by Sprint’s PCS network. Competitors may be able to offer coverage in areas not served by Sprint’s PCS network or may be able to offer roaming rates that are lower than those offered by Sprint. Certain competitors have sought to reduce or eliminate the use of the AMPS air interface on their networks. AMPS is an important air interface on which Sprint’s subscribers roam. Further, on September 24, 2002, the FCC modified its rules to eliminate, after a five-year transition period, the requirement that carriers provide analog service compatible with AMPS specifications. If AMPS is eliminated and our subscribers do not have wireless handsets that are compatible with our competitors’ air interface, then these subscribers will not be able to roam on our competitors’ networks, which could lead to customer dissatisfaction and increased churn.

Our business is subject to seasonal trends.

      Historically, the wireless industry has also been heavily dependent on fourth calendar quarter for the addition of new subscribers and the sales of handsets. A number of factors have contributed to this trend, including:

•	the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season;

•	the timing of new product and service announcements and introductions;

•	competitive pricing pressures; and

•	aggressive marketing and promotions.

      The increased level of activity requires a greater use of available financial resources during this period. Furthermore, this seasonality may make it more difficult to make quarter-to-quarter comparisons of our results of operations and may mean that our performance in previous quarters will not be indicative of our performance in the future.

Governmental regulation has a material impact on our business.

      The wireless business is heavily regulated by the FCC. Governmental mandates can impose significant unanticipated costs on our business. Governmental policies also may have a significant impact on the competitive environment, for example by authorizing the allocation of additional spectrum, or licensing new competitors, in the markets where the Company provides service. The Company’s ability to affect or control these governmental policies is limited.

Risks Related to Our Relationship with Sprint

Our business experiences certain risks related to Sprint.

      In the past, Sprint has increased fees charged to us and other network partners and has added fees that were not anticipated when the agreements with Sprint were entered into. In the past Sprint, also sought to collect money from us that we believe was not authorized under the agreements. In addition, Sprint has imposed additional programs, requirements and conditions that have adversely affected our financial performance. If these increases, additional charges and changes continue, our operating results, liquidity and capital resources could be adversely affected.

The termination of our affiliation with Sprint would severely restrict our ability to conduct our business.

      We do not own the underlying spectrum licenses on which we operate our wireless network. Our ability to offer Sprint PCS products and services and operate a PCS network is dependent on our Sprint agreements remaining in effect and not being terminated. All of our subscribers have purchased Sprint PCS products and services to date, and we do not anticipate any change in the near future. The agreements between Sprint and us are not perpetual. Our management agreement automatically renews at the expiration of the 20-year initial term (July 22, 2018) for an additional 10-year period unless we are in material default. Sprint can choose not to renew our management agreement at the expiration of the ten-year renewal term or any subsequent ten-year renewal term.

      In addition, these agreements can be terminated for breach of any material term, including, among others, failure to pay and marketing, build-out and network operational requirements. Many of these requirements are extremely technical and detailed in nature. In addition, many of these requirements can be changed by Sprint with little notice. As a result, we may not always be in compliance with all requirements of the Sprint agreements. There may be substantial costs associated with remedying any non-compliance.

      We are also dependent on Sprint’s ability to perform its obligations under the Sprint agreements. The non-renewal or termination of any of the Sprint agreements or the failure of Sprint to perform its obligations under the Sprint agreements would severely restrict our ability to conduct business.

Sprint may make business decisions that are not in our best interests, which may adversely affect our relationships with subscribers in our territory, increase our expenses and/or decrease our revenues.

      Sprint, under the Sprint agreements, has a substantial amount of control over the conduct of our business. Accordingly, Sprint has made and, in the future may make, decisions that adversely affect our business, such as the following:

•	Sprint, subject to limitations in our agreements with them, could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business;

•	Sprint, subject to limitations in our agreements with them, could develop products and services, such as a one-rate plan where subscribers are not required to pay roaming charges on its PCS to PCS plan, or establish credit policies, such as the no-deposit account spending limit program (the “NDASL program”), in which the deposit requirement was waived except in very limited circumstances, which could adversely affect our results of operations;

•	On January 1, 2007 certain provisions of our agreement with Sprint expire and Sprint, subject to limitations in our agreements with them, could then raise the costs to perform certain back office services or not pass on to us any reductions in Sprint’s costs to provide these services, reduce levels of services or expenses or otherwise seek to increase expenses and other amounts charged, as well as reduce the reciprocal roaming rate charged when Sprint’s or other Sprint network partners’ PCS subscribers roam onto our network;

•	Sprint may elect with little or no notification to upgrade or convert its financial reporting, billing or inventory software systems or change third party service organizations which may adversely affect our ability to determine or report our operating results, adversely affect our ability to obtain handsets or adversely affect our subscriber relationships;

•	Sprint, subject to limitations in our agreements with them, could limit our ability to develop local and other promotional plans to enable us to attract sufficient subscribers;

•	Sprint, subject to limitations under our agreements with them, could alter its network and technical requirements;

•	Sprint’s introduction of payment methods that do not have adequate controls or limitations could result in fraudulent payments to subscriber accounts. If this type of fraud becomes widespread, it could have a material adverse impact on our results of operations and financial condition;

•	Sprint could make decisions which could adversely affect the Sprint brand names, products or services; and

•	Sprint could decide not to renew the Sprint agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

      Recently, Sprint has changed how it aligns its resources in order to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on asset groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as “One Sprint-Many Solutions.” This realignment was designed to facilitate Sprint’s cross-selling and bundling of products across these product lines. This shift could:

•	divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services;

•	increase the risk that Sprint will design wireless products and services in a manner that is not profitable for us; and

•	reduce the significance of Sprint’s wireless network partners, including us.

      The occurrence of any of the foregoing could adversely affect our relationship with subscribers in our territories, increase our expenses and/or decrease our revenues and have a material adverse effect on our liquidity, financial condition and results of operation.

      Furthermore, Sprint has announced that it plans to deploy Evolution — Data Only technology (“EV-DO”) in certain of its markets, and they, subject to limitations in our agreements with them, could require us to implement EV-DO in our network. It is possible that our existing network will not have sufficient spectrum to accommodate EV-DO without affecting the quality of our network. Such disruptions could lead to increased subscriber turnover or could necessitate our acquisition of additional spectrum, which may not be available on favorable terms, if at all.

      Additionally, Sprint has entered into MVNO arrangements with Virgin Mobile USA, Qwest Communications, AT&T and others. In these arrangements, Sprint is wholesaling airtime to its MVNO partner, which in turn markets retail service under its own brand and pricing. Under our agreements with Sprint, we are required to participate in resale arrangements entered into by Sprint. See “Business — Sprint Relationship and Agreements — Resellers.” The Company may enjoy an increase in traffic as a result of these MVNO relationships, but the rates paid to the Company, and the margins earned on this traffic, may not be as favorable to the Company as would be the case if Sprint was selling on a retail rather than on a wholesale basis.

Sprint’s PCS to PCS program has had, and may continue to have, a negative impact on our business.

      In late 2002, Sprint implemented a new PCS to PCS product offering under which subscribers receive unlimited buckets of minutes for little or no additional cost, for any calls made from one Sprint PCS subscriber to another. Pursuant to our Sprint agreements, we are required to support this program in our territory. The number of minutes-over-plan used and associated revenues of our subscribers has dropped. This has contributed to our ARPU declining from approximately $61 for the fiscal year ended September 30, 2002 to approximately $60 for the fiscal year ended September 30, 2003, and our ARPU for the nine months ended June 30, 2004 was approximately $57. In addition, the program had the effect of switching current subscribers to the product offering, rather than resulting in a meaningful increase in new subscribers. In addition to the lost revenue the PCS to PCS plan causes, it is also generating a large amount of incremental traffic on our network, which may increase our capital needs and our costs beyond what we have planned.

Our dependence on Sprint for services may limit our ability to reduce costs, which could materially adversely affect our financial condition and results of operation.

      For the nine months ended June 30, 2004, approximately 66% of cost of service and roaming in our financial statements relate to charges from or through Sprint. As a result, a substantial portion of our cost of service and roaming is outside our control. Pursuant to our settlement with Sprint, Sprint has agreed to charge us certain specified rates for roaming and service until December 31, 2006. However, after that time

Sprint’s rates for roaming will be based on a specified percentage of their average revenue per subscriber, which could result in a significant increase in our cost for roaming. As provided in our agreement with Sprint, after December 31, 2006 Sprint may charge us its reasonable costs to provide this service, and these costs could increase significantly. Furthermore, our ability to replace Sprint with lower cost providers may be limited. We estimate that for every 1% of aggregate Sprint fees that exceed our current expectations, it will decrease our annual operating income by approximately $400,000.

Inaccuracies in data provided by Sprint could understate our expenses or overstate our revenues and result in out-of-period adjustments that may materially adversely affect our financial results.

      Because Sprint provides billing and collection services for us, Sprint remits approximately 96% of our revenues to us. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operating expenses. As a result, we rely on Sprint to provide accurate, timely and sufficient data and information to properly record our revenues, expenses and accounts receivables, which underlie a substantial portion of our periodic financial statements and other financial disclosures.

      In the past, we and Sprint have discovered billing and other errors or inaccuracies. If we are required in the future to make additional adjustments or charges as a result of errors or inaccuracies in data provided to us by Sprint that we do not detect in a timely manner, such adjustments or charges may affect our revenues and expenses in the period that the adjustments or charges are made, our ability to report accurate information on a timely basis and our ability to make fully informed business decisions.

The inability of Sprint to provide high quality back office services could lead to subscriber dissatisfaction, increase churn or otherwise increase our costs.

      We currently rely on Sprint’s internal support systems, including customer care, billing and back office support. Our operations could be disrupted if Sprint is unable to provide internal support systems in a high quality manner or to efficiently outsource those services and systems through other third-party vendors. Cost pressures are expected to continue to pose a significant challenge to Sprint’s internal support systems. Additionally, Sprint has made reductions in its customer service support structure and may continue to do so in the future, which may have an adverse effect on our churn rate. Further, Sprint has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We currently depend on Sprint’s willingness to continue to offer these services and to provide these services effectively and at competitive costs. These costs were approximately $20.5 million for us for the nine months ended June 30, 2004. Our Sprint agreements provide that, upon nine months prior written notice, Sprint may elect to terminate any of these “significant” services and may terminate any other service upon reasonable notice. The inability of Sprint to provide high quality back office services, or our inability to use Sprint back office services and third-party vendors’ back office systems, could lead to subscriber dissatisfaction, increase churn or otherwise increase our costs.

      Pursuant to our settlement with Sprint, Sprint has agreed to a specified rate for these services until December 31, 2006. However, after that time the rates will change and will be based on the amount necessary to recover Sprint’s reasonable costs for providing the services, and as a result, the costs for back office services could increase significantly. See “Business — Recent Developments — Changes to our management and services agreements with Sprint PCS.” If this occurs, our operating expenses will increase, and our liquidity, financial condition and results of operations could be adversely affected.

      Recent independent surveys have ranked Sprint last among national carriers in customer service. We believe that poor customer care is an important cause of increased churn. To date, Sprint has been unable to provide a level of service equal to or better than industry averages. The services agreement with Sprint limits our ability to use third party vendors to provide these services instead of Sprint. This could limit our ability to lower our operating costs and reduce churn.

If Sprint’s business plan does not succeed, our business may not succeed.

      As a network partner of Sprint, we have the right to provide PCS products and services under the Sprint brand names in our territory in the southeastern United States. In addition, we feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. Consequently, our business and results of operations depend on the continued recognition of the Sprint brand name and success of Sprint’s business. If Sprint’s business plan does not succeed, or if Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name or erosion of its customer base, our operations and profitability would likely be negatively impacted.

      If Sprint were to file for bankruptcy, Sprint may be able to reject its agreements with us under Section 365 of the Bankruptcy Code. The agreements provide us remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable.

Sprint’s roaming arrangements may not be competitive with other wireless service providers, which may restrict our ability to attract and retain subscribers and create other risks for us.

      We rely on Sprint’s roaming arrangements with other wireless service providers for coverage in some areas where Sprint service is not yet available. The risks related to these arrangements include:

•	the roaming arrangements are negotiated by Sprint and may not benefit us in the same manner that they benefit Sprint;

•	the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

•	the price of a roaming call off our network may not be competitive with prices of other wireless companies for roaming calls;

•	subscribers may have to use a more expensive dual-band/dual mode handset with diminished standby and talk time capacities;

•	subscribers may have to end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

•	Sprint subscribers may not be able to use Sprint’s advanced features, such as voicemail notification, while roaming; and

•	Sprint or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis.

      If subscribers from our territory are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current subscribers, and our Sprint PCS services will be less attractive to new subscribers.

Certain provisions of the Sprint agreements may restrict the sale of our business and diminish the value a buyer would pay for our business.

      Under limited circumstances and without further stockholder approval, Sprint may purchase our operating assets at a discount. In addition, Sprint must approve a change of control of the ownership of us and must consent to any assignment of our Sprint agreements. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We also are subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and other restrictions contained in the Sprint agreements may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, may reduce the “entire business value,” as described in our Sprint agreements, and may limit our ability to obtain new investment or support from any source.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint, which could adversely affect our results of operations.

      We depend on our relationship with Sprint to obtain handsets, and we have agreed to purchase most of our 3G capable handsets from Sprint or a Sprint authorized distributor through the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25.0 million. Sprint orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

•	Sprint does not adequately project the need for handsets for itself, its network partners and its other third-party distribution channels, particularly in transition to newer technologies, such as 1xRTT;

•	Sprint gives preference to other distribution channels, which it does periodically;

•	we do not adequately project our need for handsets;

•	Sprint modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets;

•	there is an adverse development in the relationship between Sprint and its suppliers or vendors; or

•	if Sprint’s current suppliers cannot meet their commitments, Sprint would have to use different vendors and this could result in delays, interruptions or additional expenses associated with the upgrade and expansion of Sprint’s networks and the offering of its products and services.

      The occurrence of any of the foregoing could disrupt our subscriber service and/or result in a decrease in subscribers, which could adversely affect our results of operations.

If Sprint does not complete the construction of its nationwide PCS network, we may not be able to attract and retain subscribers.

      Sprint currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint’s national network and, to a lesser extent, on the networks of Sprint’s other network partners. Sprint’s PCS network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain subscribers.

If other Sprint network partners have financial difficulties, the Sprint PCS network could be disrupted.

      Sprint’s national network is a combination of networks. The large metropolitan areas are owned and operated by Sprint, and the areas in between them are owned and operated by Sprint network partners. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. Two of these companies filed petitions seeking reorganization under Chapter 11 of the Bankruptcy Code.

      If other network partners experience financial difficulties, Sprint’s PCS network could be disrupted. If Sprint’s agreements with those network partners were like ours, Sprint would have the right to step in and operate the network in the affected territory, subject to the rights of their lenders. In such event, there can be no assurance that Sprint could transition in a timely and seamless manner or that lenders would permit Sprint to do so.

Non-renewal or revocation by the FCC of Sprint’s PCS licenses would significantly harm our business.

      PCS licenses are subject to renewal and revocation by the FCC. Sprint’s licenses in our territories will begin to expire in 2007 but may be renewed for additional ten-year terms. There may be opposition to renewal of Sprint’s PCS licenses upon their expiration, and Sprint’s PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint or us to comply with these standards could cause revocation or forfeiture of Sprint’s PCS licenses for our territories. If Sprint loses any of its licenses in our territory, we would be severely restricted in our ability to conduct business.

If Sprint does not maintain control over its licensed spectrum, the Sprint agreements may be terminated, which would result in our inability to provide service.

      The FCC requires that licensees like Sprint maintain effective working control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint agreements with us reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot be sure that the FCC will agree. If the FCC were to determine that the Sprint agreements need to be modified to increase the level of licensee control, we have agreed with Sprint to use our best efforts to modify the Sprint agreements to comply with applicable law. If we cannot agree with Sprint to modify the Sprint agreements, they may be terminated. If the Sprint agreements are terminated, we would no longer be a part of the Sprint PCS network and would be severely restricted in our ability to conduct business. Any required modifications could also have a material adverse effect on our business, financial condition and liquidity.

If we lose our right to use the Sprint brand and logo under its trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint.

      The Sprint brand and logo are highly recognizable. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

Risks Particular to Our Industry

Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably.

      Competition in the wireless communications industry is intense. According to information it has filed with the Securities and Exchange Commission, Sprint believes that the traditional dividing lines between long distance, local, wireless, and internet services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets. We do not currently offer services other than wireless services and may not be able to effectively compete against competitors with integrated solutions. Further, the provision of integrated offerings may increase Sprint’s control over our business.

      Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint’s consent to sell local pricing plans and non-Sprint approved equipment may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Many of our competitors are larger than us, possess greater financial and technical resources and may market other services, such as landline telephone service, cable television and internet access, with their wireless communications services. Some of our competitors also have well-established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint. Our success, therefore, is, to a large extent, dependent on Sprint’s ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. The ability of Sprint to meet these challenges may be affected by competitive pressures that Sprint is experiencing in its long distance and landline telephone businesses as well. To the extent that Sprint is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue.

      There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. For example, a proposed acquisition of AT&T Wireless by Cingular Wireless could create the largest wireless carrier in the U.S. with considerable spectrum resources, extensive network coverage and vast financial resources. We expect these types of consolidations to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than many of our competitors.

If the demand for wireless data services does not grow, or if we or Sprint fail to capitalize on such demand, it could have an adverse effect on our growth potential.

      Sprint and its network partners, including us, have committed significant resources to wireless data services and our business plan assumes increasing uptake in such services. That demand may not materialize. Even if such demand does develop, our ability to deploy and deliver wireless data services depends, in many instances, on new and unproven technology. Existing technology may not perform as expected. We may not be able to obtain new technology to effectively and economically deliver these services.

      The success of wireless data services is substantially dependent on the ability of Sprint and others to develop applications for wireless data devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services. These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered.

      Consumer needs for wireless data services may be met by technologies such as 802.11, known as Wi-Fi, which does not rely on FCC regulated spectrum. The lack of standardization across wireless data handsets may contribute to customer confusion, which could slow acceptance of wireless data services, or increase customer care costs. Either could adversely affect our ability to provide these services profitably. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed our current estimates, our financial condition and prospects could be materially adversely affected.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.

      The wireless communications industry is experiencing significant technological change, as evidenced by:

•	the increasing pace of digital upgrades in existing analog wireless systems;

•	evolving industry standards;

•	ongoing improvements in the capacity and quality of digital technology;

•	shorter development cycles for new products; and

•	enhancements and changes in end-user requirements and preferences.

      Technological advances and industry changes could cause the technology used on our network to become obsolete. We rely on Sprint for research and development efforts with respect to the products and services of Sprint and with respect to the technology used on our network. Sprint may not be able to respond to such changes and implement new technology on a timely basis or at an acceptable cost.

      If Sprint is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete.

We are a consumer business, and a recession in the United States involving significantly lowered spending could negatively affect our results of operations.

      Our subscriber base is primarily individual consumers, and our accounts receivable represent unsecured credit. We believe that the recent economic downturn had an adverse impact on our operations. Although it appears that the economy in the United States and our territory has begun to improve, in the event that there is another downturn in the economy or the economy does not continue to improve, spending by individual consumers may drop significantly, and our business may be negatively affected as a result.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

      Our operations and those of Sprint are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, regulatory mandates pertaining to the provision of emergency 911 (“E-911”) services by wireless carriers, compliance with the Communications Assistance for Law Enforcement Act (“CALEA”), the meeting of telephone number pooling and porting requirements, satisfying universal service standards, the protection of subscriber privacy, the provision of services to the hearing impaired and the satisfaction of environmental and safety standards, have imposed, and will continue to impose, substantial costs on our industry. Because the fixed component of costs incurred to meet some of these mandates can be relatively high, smaller carriers such as the Company can be competitively disadvantaged by these mandates.

      Moreover, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

      Some studies have indicated that some aspects of using wireless phones while driving may impair drivers’ attention in certain circumstances, making accidents more likely. These concerns could lead to litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. A number of U.S. state and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Legislation of this sort, if enacted, would require wireless service providers to provide hands-free enhanced services, such as voice activated dialing and hands-free speaker phones and headsets, so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. If we are unable to provide hands-free services and products to subscribers in a timely and adequate fashion, the volume of wireless phone usage would likely decrease, and our ability to generate revenues would suffer.

Unauthorized use of, or interference with, the PCS network of Sprint could disrupt our service and increase our costs.

      We may incur costs associated with the unauthorized use of the PCS network of Sprint, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the PCS network of Sprint may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming.

Equipment failure and natural disasters or terrorist acts may adversely affect our operations.

      A major equipment failure or a natural disaster or terrorist act that affects our mobile telephone switching offices, microwave links, third-party owned local and long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which subscribers roam, could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      AirGate PCS, Inc. and its subsidiaries and predecessors were formed for the purpose of becoming a leading regional provider of wireless Personal Communication Services, or “PCS.” We are a network partner of Sprint PCS, which is a group of wholly-owned subsidiaries of Sprint Corporation (a diversified telecommunications service provider), that operate and manage Sprint’s PCS products and services.

      Sprint operates a 100% digital PCS wireless network in the United States and holds the licenses to provide PCS nationwide using a single frequency band and a single technology. Sprint, directly and indirectly through network partners such as us, provides wireless services in more than 4,000 cities and communities across the country. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint has also entered into independent agreements with various network partners, such as us, under which the network partners have agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways.

      As of June 30, 2004, the Company had 375,241 subscribers and total network coverage of approximately 6.1 million residents, representing approximately 83% of the residents in its territory.

      In this offering memorandum, we have adjusted the presentation of certain components of cost of service and roaming, including network operating costs and other costs of service (such as activation costs), in order to provide consistency among the periods discussed. As a result, certain differences exist between components of cost of service and roaming presented in this offering memorandum and our quarterly filings on Form 10-Q.

iPCS

      On November 30, 2001, we acquired iPCS, Inc. (“iPCS”) in a merger. Because iPCS had a small subscriber base and required relatively high capital expenditures due to its earlier stage of development, the iPCS operations were affected by problems in the industry to a greater extent than the Company. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court administered reorganization. In order to avoid the loss of the use of iPCS’ net operating losses as a result of the Company’s recapitalization, on October 17, 2003, the Company irrevocably transferred all of its shares of iPCS common stock to a trust for the benefit of the Company’s shareholders of record as of that date, and on February 20, 2004, the Company’s financial statements for the fiscal years ended September 30, 2001, 2002 and 2003 were restated to show iPCS as a discontinued operation.

Critical Accounting Policies and Estimates

      The Company relies on the use of estimates and makes assumptions that impact its financial condition and results. These estimates and assumptions are based on historical results and trends as well as the Company’s forecasts as to how these might change in the future. While we believe that the estimates we use are reasonable, actual results could differ from those estimates. The Company’s most critical accounting policies and estimates that may materially impact the Company’s results of operations include:

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. Effective July 1, 2003 the Company adopted FASB Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The EITF guidance addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. The consensus guidance is applicable to agreements entered into for quarters beginning after June 15, 2003. The adoption of EITF 00-21 has resulted in substantially all of the activation fee revenue generated from Company-owned retail stores and associated costs being recognized at the time the related wireless handset is sold. Upon adoption of EITF 00-21, previously deferred revenues and costs will continue to be amortized over the remaining estimated life of a subscriber, not to exceed 30 months. Revenue and costs for activations at other retail locations will continue to be deferred and amortized over their estimated lives.

      The Company recognizes service revenue from its subscribers as they use the service. The Company provides a reduction of recorded revenue for billing adjustments and credits, and estimated uncollectible late payment fees and early cancellation fees. The Company also reduces recorded revenue for rebates and discounts given to subscribers on wireless handset sales in accordance with EITF No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” For industry competitive reasons, the Company sells wireless handsets at a loss. The Company participates in the Sprint national and regional distribution programs in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company’s Sprint Agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company’s territory, the Company is obligated to reimburse Sprint for the handset subsidy. The Company does not receive any revenue from the sale of handsets and accessories by such national retailers. The Company classifies these handset subsidy charges as a selling and marketing expense for a new subscriber handset sale and classifies these subsidies as a cost of service and roaming for a handset upgrade to an existing subscriber.

      The Company records equipment revenue from the sale of handsets to subscribers in its retail stores upon delivery in accordance with EITF 00-21. The Company does not record equipment revenue on handsets and accessories purchased from national third-party retailers such as RadioShack and Best Buy or directly from Sprint by subscribers in its territory.

      Sprint is entitled to retain 8% of collected service revenue from subscribers based in the Company’s markets and from non-Sprint subscribers who roam onto the Company’s network. The amount of affiliation fees retained by Sprint is recorded as cost of service and roaming. Revenue derived from the sale of handsets and accessories by the Company and from certain roaming services are not subject to the 8% affiliation fee from Sprint.

Revenue and Cost Data Provided by Sprint

      Although the Company recognizes its responsibility for all of its internal controls, we place substantial reliance on the timeliness, accuracy and sufficiency of certain revenue, accounts receivable and cost data provided by Sprint which we use in the preparation of our financial statements and financial disclosures. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operations expenses. At times, we have been invoiced by Sprint for charges that we believed to be incorrect based on our agreements with Sprint. We review all charges from Sprint and dispute charges if appropriate based upon our interpretation of our agreements with Sprint PCS. When Sprint does not notify us timely of charges that we have incurred, we record estimates primarily based on our historical trends and our estimate of the amount due to Sprint. Amounts in dispute with Sprint have been fully reserved or otherwise provided for.

Allowance for Doubtful Accounts

      Estimates are used in determining the allowance for doubtful accounts and are based on historical collection and write-off experience, current trends, credit policies, accounts receivable by aging category and current trends in the credit quality of our subscriber base. In determining these estimates, the Company compares historical write-offs in relation to the estimated period in which the subscriber was originally billed. The Company also looks at the historical and projected average length of time that elapses between the original billing date and the date of write-off in determining the adequacy of the allowance for doubtful accounts by aging category. From this information, the Company provides specific amounts to the aging categories. The Company provides an allowance for substantially all receivables over 90 days old.

      Using historical information, the Company provides a reduction in revenues for certain billing adjustments and credits, late payment fees and early cancellation fees that it anticipates will not be collected. The reserves for billing adjustments and credits, late payment fees and early cancellation fees are included in the allowance for doubtful accounts balance. If the allowance for doubtful accounts is not adequate, it could have a material adverse affect on the Company’s liquidity, financial position and results of operations.

      The Company continually evaluates its credit policy and evaluates the impact the subscriber base will have on the business and raises or lowers credit standards periodically, as allowed by Sprint.

Valuation and Recoverability of Long-Lived Assets

      Long-lived assets such as property and equipment represent approximately 57% of the Company’s total assets as of June 30, 2004. Property and equipment are stated at original cost, less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of 15 years for the 1 tower which we own, 3 to 5 years for computer equipment, 5 years for furniture, fixtures and office equipment and 5 to 7 years for network assets (other than towers). The Company reviews long-lived assets for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

      We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value and the carrying value of the asset. The impairment analysis is based on our current business and technology strategy, our views of growth rates for the business, anticipated future economic and regulatory conditions and expected technological availability. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset.

Significant New Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” which became effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS No. 150 have been deferred. SFAS No. 150 establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The implementation of SFAS No. 150 did not have a significant impact on our results of operations, financial position or cash flows.

      In 2003, the FASB issued Interpretation No. 46R, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin (“ARB”) No. 51. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. This interpretation applies immediately to variable interests entities created or acquired after January 31, 2003 and to special purpose entities for the quarter ended after December 15, 2003. The Interpretation is generally effective for interim periods ending after March 15, 2004 for all variable interest entities created or acquired prior to January 31, 2003. We do not have any variable interest entity arrangements.

The nine months ended June 30, 2004 compared to the nine months ended June 30, 2003:

Results of Operations

      We derive our revenue from the following sources:

      Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services include monthly recurring access and feature charges and monthly non-recurring charges for local, wireless long distance and airtime usage in excess of the subscribed usage plan.

      Roaming. The Company receives roaming revenue at a per-minute rate from Sprint and other Sprint PCS network partners when Sprint’s or its network partner’s PCS subscribers from outside of the Company’s territory use the Company’s network. The Company pays the same reciprocal roaming rate when subscribers from its territories use the network of Sprint or its other PCS network partners. The Company also receives non-Sprint roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam on the Company’s network.

      Equipment. We sell wireless personal communications handsets and accessories that are used by our subscribers in connection with our wireless services. Equipment revenue is derived from the sale of handsets and accessories from Company owned stores, net of sales incentives, rebates and an allowance for returns. The Company’s handset return policy allows subscribers to return their handsets for a full refund generally within 14 days of activation. When handsets are returned to the Company, the Company may be able to reissue the handsets to subscribers at little additional cost. When handsets are returned to Sprint for refurbishing, the Company receives a credit from Sprint.

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease) $	(Decrease) %

	(in thousands)
Service revenue	$188,866	$185,032	$3,834	2.1%
Roaming revenue	47,370	48,569	(1,199)	(2.5)%
Equipment revenue	9,341	8,199	1,142	13.9%

Total	$245,577	$241,800	$3,777	1.6%

      Service Revenue. The increase in service revenue for the nine months ended June 30, 2004 over the same period of the previous year reflects a higher average number of subscribers using our network, relatively consistent average revenue per subscriber, higher monthly recurring revenue and feature charges and increased data revenue, partially offset by lower revenue from “minutes over plan,” or airtime usage in excess of the subscribed usage plans and higher customer care and promotional credits.

      Roaming Revenue. The decrease in roaming revenue for the nine months ended June 30, 2004 over the same period of the previous year is attributable to a decrease of $24.7 million as a result of a decrease in the reciprocal roaming rate, partially offset by an increase of $23.5 million resulting from higher inbound roaming traffic. For the nine months ended June 30, 2004, the Company’s roaming revenue from Sprint and its PCS network partners was $45.4 million, or approximately 96% of roaming revenue, compared to $45.6 million or approximately 94% of roaming revenue for the nine months ended June 30, 2003.

      Equipment Revenue. Equipment revenue for the nine months ended June 30, 2004 increased over the same period of the previous year, primarily due to increased handset sales of $9.6 million or a 70% increase prior to rebates and promotion costs, offset by a $8.5 million increase in handset rebates and promotions and lower gross additions from our retail and local distributor channels. The increase in handset sales is comprised of a $7.3 million increase in sales of handsets to existing subscribers, a $2.1 million increase in sales to new subscribers and a $0.2 million increase in accessory sales.

      Cost of Service and Roaming. Cost of service and roaming principally consists of costs to support the Company’s subscriber base including:

•	Cost of roaming;

•	Network operating costs (including salaries, cell site lease payments, fees related to the connection of the Company’s switches to the cell sites that they support, inter-connect fees and other expenses related to network operations);

•	Bad debt expense related to estimated uncollectible accounts receivable;

•	Other cost of service includes:

•	Back office services provided by Sprint such as customer care, billing and activation;

•	The 8% of collected service revenue representing the Sprint affiliation fee;

•	Long distance expense relating to inbound roaming revenue and the Company’s own subscriber’s long distance usage and roaming expense when subscribers from the Company’s territory place calls on Sprint’s network; and

•	Wireless handset subsidies on existing subscriber upgrades sold through national third-party retailers.

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease) $	(Decrease) %

	(in thousands)
Cost of roaming	$37,717	$39,258	$(1,541)	(3.9)%
Network operating costs	34,779	32,562	2,217	6.8%
Bad debt expense	(553)	3,724	(4,277)	(114.8)%
Other cost of service	53,236	62,666	(9,430)	(15.0)%

Total cost of service and roaming	$125,179	$138,210	$(13,031)	(9.4)%

      Cost of Roaming. The decrease in cost of roaming for the nine months ended June 30, 2004 compared to the same period of the previous year is attributable to a decrease of $19.9 million as a result of a decrease in the reciprocal roaming rate, partially offset by an increase of $18.4 million resulting from higher outbound roaming traffic. Cost of roaming of $36.2 million and $37.3 million or 96% and 95% of the total cost of roaming was attributable to Sprint and its network partners for the nine months ended June 30, 2004 and 2003, respectively.

      Network Operating Costs. Network operating costs increased for the nine months ended June 30, 2004 compared to the same period of the previous year primarily due to increased network costs as a result of a 30% increase in network usage and higher long distance costs and increased interconnect charges.

      Bad Debt Expense. Bad debt expense decreased for the nine months ended June 30, 2004 compared to the same period of the previous year. During the nine months ended June 30, 2004, the Company recorded a $1.2 million special settlement received from Sprint resulting from a change in the bad debt profile for certain subscribers and recorded a $0.3 million reduction in bad debt expense related to significantly past due accounts receivable which were previously written-off by Sprint. In addition, we believe the improvements in the credit quality and payment profile of our subscriber base since we re-imposed deposits for sub-prime credit subscribers in early 2002 and the subsequent increases in February 2003 resulted in significant improvements in accounts receivable write-off experience, increased collections, and the associated decrease in bad debt expense for the nine months ended June 30, 2004.

      Other Cost of Service. Other cost of service decreased for the nine months ended June 30, 2004 compared to the same period of the previous year. The decrease was attributable to lower service bureau costs and fees paid to Sprint, lower subsidies, a $2.6 million special settlement credit from Sprint for service bureau fees charged for calendar year 2003 and a $1.2 million special settlement resulting from Sprint’s decision to discontinue their billing system conversion in 2004.

Cost of Equipment, Other Operating Expenses and Interest

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease) $	(Decrease) %

	(in thousands)
Cost of equipment	$20,458	$15,271	$5,187	34.0%
Selling and marketing expense	36,931	40,906	(3,975)	(9.7)%
General and administrative expense	17,806	15,437	2,369	15.3%
Depreciation and amortization of property and equipment	35,674	34,832	842	2.4%
Loss (gain) on disposal of property and equipment	(7)	418	(425)	(101.7)%
Interest income	510	63	447	709.5%
Interest expense	28,857	31,161	(2,304)	(7.4)%

      Cost of Equipment. Cost of equipment increased for the nine months ended June 30, 2004 compared to the same period of the previous year primarily as a result of increased retail sales of handsets to existing subscribers, offset by decreased subscriber gross additions.

      Selling and Marketing Expense. Selling and marketing expense decreased for the nine months ended June 30, 2004 compared to the same period of the previous year reflecting the effect of reduced advertising and promotion expense and staff reductions and store closings implemented in fiscal 2003, partially offset by increased rebate costs for handsets sold through national third parties.

      General and Administrative Expense. General and administrative expense increased for the nine months ended June 30, 2004 compared to the same period of the previous year, as a result of $3.1 million in costs related to the Recapitalization Plan and higher salaries and other employee costs as a result of fully absorbing corporate overhead costs previously shared with iPCS. These higher costs were partially offset by lower outside consulting costs.

      Depreciation and Amortization of Property and Equipment. Depreciation and amortization expense increased for the nine months ended June 30, 2004 compared to the same period of the previous year primarily as a result of additional network assets placed in service in the later part of fiscal year 2003. The Company purchased $11.8 million of property and equipment in the nine months ended June 30, 2004, compared to property and equipment purchases of $10.4 million in the nine months ended June 30, 2003.

      Interest Expense. Interest expense decreased for the nine months ended June 30, 2004 compared to the same period of the previous year as a result of lower outstanding debt balances. As a result of the debt restructuring in early 2004, our outstanding notes were reduced from $300.0 million to $159.0 million in new notes and $1.8 million in remaining old notes, and our stated interest rate on the new notes is 9 3/8% compared to 13 1/2% on the old notes. Additionally, the outstanding balance on the credit facility is $134.5 million with a weighted average rate of 5.02% at June 30, 2004 compared to $143.0 million with a weighted average rate of 5.14% at June 30, 2003.

      Income Tax. No income tax benefit on continuing operations was recorded for the nine months ended June 30, 2004 and 2003 as it was not more likely than not that the income tax benefit would be realized.

      Loss from Continuing Operations. For the nine months ended June 30, 2004, loss from continuing operations improved to $18.8 million compared to $34.4 million for the same period of the previous year. The improvement is the result of higher revenue, reduced cost of service and roaming, lower selling and marketing expense and lower interest expense, offset by higher general and administrative expenses as a result of increased spending associated with the Recapitalization Plan of $3.1 million.

      Income (Loss) from Discontinued Operations. Discontinued operations is comprised of a $184.1 million non-monetary gain from the elimination of the investment in iPCS for the nine months ended June 30, 2004 and a loss from the discontinued operations of iPCS of $42.6 million during the nine months ended June 30, 2003.

Non-GAAP Financial Measures and Key Operating Metrics

      We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

      Terms such as subscriber net additions, average revenue per user (“ARPU”), churn, and cost per gross addition (“CPGA”) are important operating metrics used in the wireless telecommunications industry. These metrics are important to compare us to other wireless service providers. ARPU and CPGA assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics with no comparable GAAP financial measure. ARPU and CPGA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, revenues, expenses, income (loss) from continuing operations, or net income (loss) as determined in accordance with GAAP.

      Earnings before interest, taxes, depreciation and amortization, or “EBITDA,” is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to income (loss) from continuing operations and other measurements under GAAP because it is a meaningful measure of a company’s performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is income (loss) from continuing operations, as well as a reconciliation of EBITDA to income (loss) from continuing operations. EBITDA is a supplement to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from continuing operations, or operating income (loss) as determined in accordance with GAAP. EBITDA has distinct limitations as compared to GAAP information such as net income (loss), income (loss) from continuing operations, or operating income (loss). By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the decreases in the value of assets that produce revenue for the Company.

      ARPU, churn, CPGA, and EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.

      The following terms used in this report have the following meanings:

•	“ARPU” summarizes the average monthly service revenue per user, excluding roaming revenue. The Company excludes roaming revenue from its ARPU calculation because this revenue is generated from subscribers of Sprint and other carriers that use our network and not directly from our subscribers. ARPU is computed by dividing average monthly service revenue for the period by the average number of subscribers for the period.

•	“Churn” is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average number of subscribers for the period. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

•	“CPGA” summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the equipment margin for handsets sold to new subscribers (equipment revenues less cost of equipment, which costs have historically exceeded the related revenues) and selling and marketing expenses related to adding new subscribers. Equipment margin on handsets sold to existing subscribers, including handset upgrade transactions, are excluded, as these costs are incurred specifically for existing subscribers. That net amount is then divided by the total new subscribers acquired during the period. Prior to June 30, 2004, the Company included upgrade costs for existing subscribers as a component of CPGA. The Company believes the measure is more meaningful and comparable if these costs are excluded given they relate to existing subscribers. For the nine months ended June 30, 2003 and 2004, the Company has excluded handset upgrade costs for existing subscribers from the CPGA calculation.

•	“EBITDA” means earnings from continuing operations before interest, taxes, depreciation and amortization.

      The tables which follow present and reconcile non-GAAP financial measures and key operating metrics for the Company for the nine months ended June 30, 2004 and 2003.

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease)	(Decrease)%

Total subscribers, end of period	375,241	364,157	11,084	3.0%
Subscriber gross additions	115,565	137,543	(21,978)	(16.0)%
Subscriber net additions	15,781	25,018	(9,237)	(36.9)%
Churn	2.8%	3.3%	NM	(0.5)%
ARPU	$57	$58	$(1)	(2.3)%
CPGA	$374	$353	$21	5.9%
EBITDA (in thousands)	$45,210	$31,558	$13,652	43.3%

      The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows:

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease)	(Decrease) %

Service revenue (in thousands)	$188,866	$185,032	$3,834	2.1%
Average subscribers	367,351	351,648	15,703	4.5%
ARPU	$57	$58	$(1)	(2.3)%

      The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows:

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease)	(Decrease) %

	(in thousands, except gross addition data)
Selling and marketing expense	$36,931	$40,906	$(3,975)	(9.7)%
Plus: activation costs	2,441	1,916	525	27.4%
Plus: cost of equipment	20,458	15,271	5,187	34.0%
Less: costs for existing subscribers, net	(7,215)	(1,396)	(5,819)	NM
Less: equipment revenue	(9,341)	(8,199)	(1,142)	NM

Total acquisition costs	$43,274	$48,498	$(5,224)	(10.8)%

Gross additions	115,565	137,543	(21,978)	(16.0)%
CPGA	$374	$353	$21	5.9%

      The reconciliation of EBITDA to our reported loss from continuing operations, as determined in accordance with GAAP, is as follows:

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease)	(Decrease) %

	(in thousands)
Loss from continuing operations	$(18,811)	$(34,372)	$15,561	NM
Depreciation and amortization of property and equipment	35,674	34,832	842	2.4%
Interest income	(510)	(63)	(447)	NM
Interest expense	28,857	31,161	(2,304)	(7.4)%

EBITDA	$45,210	$31,558	$13,652	43.3%

      Subscriber Gross Additions. Subscriber gross additions decreased for the nine months ended June 30, 2004 compared to the same period in 2003. This decrease is due to the loss of distribution from closed retail stores and Sprint’s loss of certain national third-party distribution channels.

      Subscriber Net Additions. Subscriber net additions decreased for the nine months ended June 30, 2004, compared to the same period in 2003. This decrease is due to the reduction in subscriber gross additions, partially offset by the improved subscriber churn rate.

      Churn. Churn improved for the nine months ended June 30, 2004, compared to the same period for 2003. The Company has focused on improving the credit quality of the subscriber base. We believe this improvement in credit quality may have resulted in the reduction in churn for the nine months ended June 30, 2004 compared to the same period in 2003.

      Average Revenue Per User. ARPU decreased for the nine months ended June 30, 2004 compared to the same period for 2003 primarily as a result of a reduction in revenue from subscribers using minutes in excess of their subscriber usage plans and higher subscriber credits, offset by an increase in subscriber monthly recurring charges and higher data revenues.

      Cost per Gross Addition. CPGA increased for the nine months ended June 30, 2004 compared to the same period in 2003. The increase reflects increased costs for handset sales incentives and rebates, partially offset by lower marketing and selling expenses that were spread over a lower number of gross additions.

      EBITDA. EBITDA for the nine months ended June 30, 2004 increased from the same period in 2003. This increase is a result of an increase in revenues and decrease in cost of services and roaming, decreased selling and marketing expense and an increase in general and administrative expenses. The decrease in cost of service included special Sprint settlements of $1.2 million recorded for the change in certain customer bad debt profiles, $2.6 million special settlement from Sprint for service bureau fees charged for calendar year 2003 and $1.2 million resulting from Sprint’s decision to discontinue their billing system conversion.

Year ended September 30, 2003 compared to the year ended September 30, 2002:

Revenues

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease) $	(Decrease) %

	(in thousands)
Service revenue	$251,481	$226,504	$24,977	11.0%
Roaming revenue	68,222	74,013	(5,791)	(7.8)%
Equipment revenue	11,645	13,027	(1,382)	(10.6)%

Total	$331,348	$313,544	$17,804	5.7%

      Service Revenue. The increase in service revenue for the year ended September 30, 2003 compared to the previous year reflects the higher average number of subscribers using the Company’s network and a special settlement received from Sprint of $3.7 million, partially offset by lower minute over plan overage charges.

      Roaming Revenue. The decrease in roaming revenue for the year ended September 30, 2003 compared to the previous year reflects a lower reciprocal roaming rate, offset by higher roaming minutes of use. Sprint has unilaterally decreased this rate over time, from $0.20 per minute of use prior to June 1, 2001, to $0.10 per minute of use through calendar year 2002 to $0.058 per minute of use in 2003.

      Equipment Revenue. Equipment revenue for the year ended September 30, 2003 decreased compared to previous year, primarily due to reduced subscriber gross additions during the year ended September 30, 2003 compared to the year ended September 30, 2002.

Cost of Service and Roaming

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease) $	(Decrease) %

	(in thousands)
Cost of roaming	$53,708	$57,689	$(3,981)	(6.9)%
Network operating costs	43,750	48,328	(4,578)	(9.5)%
Bad debt expense	5,218	21,343	(16,125)	(75.6)%
Other cost of service	84,689	76,793	7,896	10.3%

Total cost of service and roaming	$187,365	$204,153	$(16,788)	(8.2)%

      Cost of Roaming. The decrease in the cost of roaming for the year ended September 30, 2003 compared to the previous year is attributable to the decrease in the reciprocal roaming rate paid to Sprint and its network partners, partially offset by increased roaming minutes of use by our subscribers. The increase in roaming minutes of use is due both to the growth in the subscriber base as well as the general increase in usage per subscriber year over year. Cost of roaming of $50.4 million and $52.7 million or 94% and 91% of the total cost of roaming was attributable to Sprint and its network partners for the years ended September 30, 2003 and 2002, respectively.

      Network Operating Costs. Network operating costs decreased for the year ended September 30, 2003 compared to the previous year. The decrease resulted from more favorable network connectivity-related costs despite the growing subscriber base and increased subscriber usage. At September 30, 2003, 359,460 subscribers were supported by a network of approximately 800 active cell sites, 4 switches and 64 network operations employees, compared to September 30, 2002, when the network consisted of approximately 800 active cell sites and 4 switches and 89 employees.

      Bad Debt Expense. Bad debt expense decreased for the year ended September 30, 2003 compared to the previous year. The decrease in bad debt expense is attributable to the decrease in payment defaults resulting from the re-imposition and increase of deposit requirements for sub-prime credit customers and the improved credit quality of our customer base during the 2003 fiscal year.

      Sprint has a program in which subscribers with lower quality credit or limited credit history may nonetheless sign up for services subject to certain account spending limits, if the subscriber makes a deposit ranging from $125 to $250. In May 2001, Sprint introduced the No Deposit Account Spending Limit “NDASL Program”, in which the deposit requirement was waived except in very limited circumstances. The NDASL program was replaced in late 2001 with the Clear Pay program. The Clear Pay program re-instituted the deposit for only the lowest credit quality subscribers. The NDASL and Clear Pay programs and their associated lack of general deposit requirements increased the number of sub-prime credit subscribers. In February 2002, Sprint allowed its network partners to re-institute deposits in a program called the Clear Pay II program. In early February 2003, we increased the deposit threshold to $250 for most sub-prime customers.

      Other Cost of Service. Other cost of service increased for the year ended September 30, 2003 compared to the previous year. These other cost of service expenses, which include long distance expenses, wireless handset upgrades sold through national third parties to existing subscribers, Sprint affiliation fees and Sprint service fees to support our customer base, increased primarily reflecting growth in the subscriber base from 339,139 as of September 30, 2002 to 359,460 as of September 30, 2003 and was partially offset by a $4.9 million special settlement received from Sprint.

Cost of Equipment; Other Operating Expenses and Interest

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease) $	(Decrease) %

	(in thousands)
Cost of equipment	$21,522	$27,778	$(6,256)	(22.5)%
Selling and marketing expense	51,769	79,099	(27,330)	(34.6)%
General and administrative expense	23,347	18,143	5,204	28.7%
Depreciation and amortization of property and equipment	46,494	40,764	5,730	14.1%
Loss on disposal of property and equipment	518	1,074	(556)	(51.8)%
Interest income	187	161	26	16.1%
Interest expense	42,706	35,474	7,232	20.4%

      Cost of Equipment. Cost of equipment decreased for the year ended September 30, 2003 compared to the previous year as a result of the reduction in the number of subscribers added during the period.

      Selling and Marketing Expense. Selling and marketing expense decreased for the year ended September 30, 2003 compared to the previous year reflecting reduced gross subscriber additions, a reduction in our staff of 103 employees, 9 store closings, and reduced advertising and promotion expenses, partially offset by severance and similar costs.

      At September 30, 2003, there were approximately 343 employees performing sales and marketing functions, compared to 480 sales and marketing employees as of September 30, 2002.

      General and Administrative Expense. General and administrative expense increased for the year ended September 30, 2003 compared to the previous year as a result of increased spending for costs associated with the recapitalization plan effected in February 2004 of $3.0 million, outside consultants providing services to help us identify cost saving opportunities and costs associated with migrating the accounting function to Atlanta, Georgia from Geneseo, Illinois.

      Depreciation and Amortization of Property and Equipment. Depreciation and amortization expense increased for the year ended September 30, 2003 compared to the previous year primarily as a result of capital additions at the end of fiscal year 2002 that were depreciated for a full year in fiscal year 2003.

      The Company incurred capital expenditures of $16.0 million for the year ended September 30, 2003, compared to $40.3 million for the year ended September 30, 2002.

      Loss on Disposal of Property and Equipment. Loss on disposal of property and equipment decreased for the year ended September 30, 2003 compared to the previous year. The loss for the year ended September 30, 2003 was the result of store closures. The loss for the year ended September 30, 2002 related to the abandonment of eleven cell sites.

      Interest Expense. Interest expense increased for the year ended September 30, 2003 compared to the previous year as a result of increased borrowings under the credit facility, which was partially offset by lower interest rates, and an increase in the accreted value of the 13 1/2% Notes.

      The Company had borrowings, including accreted value, of $404.3 million as of September 30, 2003, compared to $356.3 million at September 30, 2002.

      Loss from Continuing Operations. For the year ended September 30, 2003, loss from continuing operations improved to $42.2 million compared to $92.8 million for the previous year. The improvement is the result of higher revenue and lower operating expenses, offset in part by higher interest expense.

      Loss from Discontinued Operations. Discontinued operations is comprised of a loss from discontinued operations of iPCS of $42.6 million and $903.8 million, for the years ended 2003 and 2002 respectively.

Non-GAAP Financial Measures and Key Operating Metrics

      The tables which follow present and reconcile non-GAAP financial measures and key operating metrics for the Company for the years ended September 30, 2003 and 2002.

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease)	(Decrease) %

Total subscribers, end of period	359,460	339,139	20,321	6.0%
Subscriber gross additions	172,007	247,221	(75,214)	(30.4)%
Subscriber net additions	20,321	104,116	(83,795)	(80.5)%
Churn	3.2%	3.5%	NM	(0.3)%
ARPU	$60	$61	$(1)	(1.5)%
CPGA*	$375	$389	$(14)	(3.6)%
EBITDA (in thousands)	$46,827	$(16,703)	$63,530	NM

*	CPGA has not been adjusted to exclude upgrade costs for existing subscribers to reflect the change to the calculation effective on June 30, 2004.

     The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows:

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease)	(Decrease) %

Service revenue (in thousands)	$251,481	$226,504	$24,977	11.0%
Average subscribers	349,300	310,013	39,287	12.7%
ARPU	$60	$61	$(1)	(1.5)%

      The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows:

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease)	(Decrease) %

	(in thousands, except gross addition data)
Selling and marketing expense	$51,769	$79,099	$(27,330)	(34.6)%
Plus: activation costs	2,917	2,442	475	19.5%
Plus: cost of equipment	21,522	27,778	(6,256)	(22.5)%
Less: equipment revenue	(11,645)	(13,027)	1,382	10.6%

Total acquisition costs	$64,563	$96,292	$(31,729)	(33.0)%

Gross additions	172,007	247,221	(75,214)	(30.4)%
CPGA	$375	$389	$(14)	(3.6)%

      The reconciliation of EBITDA to loss from continuing operations, as determined in accordance with GAAP, is as follows:

	Year Ended September 30,

			Increase	Increase
	2003	2002	(Decrease)	(Decrease) %

	(in thousands)
Loss from continuing operations	$(42,186)	$(92,780)	$50,594	NM
Depreciation and amortization of property and equipment	46,494	40,764	5,730	14.1%
Interest income	(187)	(161)	(26)	NM
Interest expense	42,706	35,474	7,232	20.4%

EBITDA	$46,827	$(16,703)	$63,530	NM

      Subscriber Gross Additions. Subscriber gross additions for the year ended September 30, 2003 decreased compared to the previous year. The decrease is attributable to an increase in the deposit amounts required for sub-prime credit customers, the loss of distribution from closing retail stores, Sprint’s loss of certain national third-party distribution channels, staff reductions and sales compensation plan changes.

      Subscriber Net Additions. Subscriber net additions for the year ended September 30, 2003 decreased compared to the previous year. The decline is primarily due to a decrease in gross subscriber additions and an increase in the total number of subscribers who terminated service during the period.

      Churn. Churn for the year ended September 30, 2003 improved compared to the previous year primarily as a result of a decrease in the number of sub-prime credit quality subscribers whose service was involuntarily discontinued during the period.

      Average Revenue Per User. ARPU for the year ended September 30, 2003 decreased compared to the previous year. The decrease in average revenue per user reflects lower minute over plan overage charges per user and lower cancellation fees per user, which was partially offset by increased monthly recurring charges per user, and an increase in E911 and WLNP payments.

      Cost Per Gross Addition. CPGA for the year ended September 30, 2003 improved compared to the previous year as a result of reduced customer acquisition costs, partially offset by fewer subscriber gross additions.

      EBITDA. EBITDA for the year ended September 30, 2003 improved compared to the previous year. During the year ended September 30, 2003, EBITDA was positively affected by $25.0 million in higher service revenues, a $27.3 million reduction in sales and marketing expenses, primarily in advertising, a $16.1 million improvement in bad debt expense and $8.6 million in special settlements received from Sprint.

Year ended September 30, 2002 compared to the year ended September 30, 2001:

Revenues

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease) $	(Decrease) %

	(in thousands)
Service revenue	$226,504	$105,976	$120,528	113.7%
Roaming revenue	74,013	55,329	18,684	33.8%
Equipment revenue	13,027	10,782	2,245	20.8%

Total	$313,544	$172,087	$141,457	82.2%

      Service Revenue. The increase in service revenue for the year ended September 30, 2002 compared to the previous year, reflects the substantially higher average number of subscribers using our network.

      Roaming Revenue. Roaming revenue for the year ended September 30, 2002 increased compared to the previous year. The increase is attributable to a larger wireless subscriber base for Sprint and other Sprint PCS network partners, covered territory and increased roaming revenue from third-party carriers, partially offset by a lower average roaming rate from Sprint and its PCS network partners. For the year ended September 30, 2002, roaming revenue from Sprint and its PCS network partners was $70.1 million, or 95% of the roaming revenue recorded compared to $53.9 million or 97% for the year ended September 30, 2001.

      Sprint unilaterally reduced the reciprocal roaming rate among Sprint and its PCS network partners, including the Company, from $0.20 per minute of use prior to June 1, 2001, to $0.10 per minute of use in calendar 2002.

      Equipment Revenue. Equipment revenue for the year ended September 30, 2002 increased compared to the previous year. The increase is primarily attributable to the increased subscriber gross additions during the year ended September 30, 2002 compared to the year ended September 30, 2001.

Cost of Service and Roaming

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease) $	(Decrease) %

	(in thousands)
Cost of roaming	$57,689	$40,472	$17,217	42.5%
Network operating costs	48,328	36,513	11,815	32.4%
Bad debt expense	21,343	8,125	13,218	162.7%
Other cost of service	76,793	31,799	44,994	141.5%

Total cost of service and roaming	$204,153	$116,909	$87,244	74.6%

      Cost of Roaming. Cost of roaming for the year ended September 30, 2002 increased over the previous year. The increase was a result of the substantial increase in the subscriber base and an increase in the roaming minutes of use, partially offset by a lower average rate per minute. For the year ended September 30, 2002 cost of roaming from Sprint and its PCS network partners was $52.7 million, or approximately 91% of cost of roaming, compared to $40.5 million or approximately 100% of cost of roaming for the year ended September 30, 2001. As discussed above, the per-minute rate the Company pays Sprint or its PCS network partners when subscribers from the Company’s territory roam onto the network of Sprint or its network partners decreased beginning June 1, 2001.

      Network Operating Costs. Network operating costs for the year ended September 30, 2002 increased over the previous year. This increase resulted from an increased subscriber base. The Company was supporting 339,139 subscribers at September 30, 2002, compared to 235,025 subscribers at September 30, 2001. At September 30, 2002, the Company’s network consisted of approximately 800 active cell sites, 4 switches and 89 employees compared to 719 active cell sites, 4 switches and 79 employees at September 30, 2001.

      Bad Debt Expense. Bad debt expense for the year ended September 30, 2002 increased over the previous year. This increase in bad debt expense is attributable to the increase in the subscriber base and the increase in payment defaults resulting from the increase in sub-prime credit quality customers with no or little deposit required. The increase in sub-prime credit quality customers was largely attributable to the waiver of the deposit in the NDASL and Clear Pay programs.

      Other Cost of Service. Other cost of service for the year ended September 30, 2002 increased over the previous period. These other cost of service expenses, which include long distance expenses, wireless handset upgrades sold through national third parties to existing subscribers, Sprint affiliation fees and Sprint service fees to support its customer base, increased as a result of the growth in subscribers from 235,025 as of September 30, 2001 to 339,139 as of September 30, 2002.

Cost of Equipment; Other Operating Expenses and Interest

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease) $	(Decrease) %

	(in thousands)
Cost of equipment	$27,778	$20,218	$7,560	37.4%
Selling and marketing expense	79,099	71,706	7,393	10.3%
General and administrative expense	18,143	17,141	1,002	5.8%
Depreciation and amortization of property and equipment	40,764	30,667	10,097	32.9%
Loss on disposal of property and equipment	1,074	—	1,074	NM
Interest income	161	2,463	(2,302)	(93.5)%
Interest expense	35,474	28,899	6,575	22.8%

      Cost of Equipment. Cost of equipment for the year ended September 30, 2002 increased over the previous year as a result of the increase in the number of subscriber gross additions during the period.

      Selling and Marketing Expense. Selling and marketing expense for the year ended September 30, 2002 increased compared to the previous year as a result of higher headcount, higher subscriber gross additions and increased subscriber retention costs. At September 30, 2002, there were approximately 480 employees performing sales and marketing functions, compared to 388 employees as of September 30, 2001.

      General and Administrative Expense. General and administrative expense for the year ended September 30, 2002 increased compared to the previous year. The increase reflected the increased number of employees and service providers providing general and administrative services. At September 30, 2002, approximately 126 employees were performing corporate support functions compared to 62 employees as of September 30, 2001.

      Depreciation and Amortization of Property and Equipment. Depreciation for the year ended September 30, 2002 increased compared to the previous year. The increase primarily relates to depreciation of additional network assets placed in service during 2002 and 2001.

      The Company incurred capital expenditures of $40.3 million for the year ended September 30, 2002, which included approximately $2.1 million of capitalized interest, compared to capital expenditures of $71.3 million and capitalized interest of $2.9 million for the year ended September 30, 2001.

      Loss on Disposal of Property and Equipment. For the year ended September 30, 2002, the Company recognized a loss of $1.1 million on disposal of property and equipment. The loss reflects the abandonment of eleven cell sites in our territory that were in the process of being constructed.

      Interest Income. Interest income for the year ended September 30, 2002 decreased over the previous year. We maintained higher cash balances and with higher returns on deposit accounts for much of the year ended September 30, 2001, which resulted in higher interest income for the year, compared to the year ended September 30, 2002.

      Interest Expense. Interest expense for the year ended September 30, 2002 increased compared to the previous year. The increase is primarily attributable to accreted interest on the 13 1/2% notes and increased borrowings under the credit facility, partially offset by lower commitment fees on undrawn balances for the credit facility, and lower interest rates on variable rate borrowings under the credit facility. At September 30, 2002, we had outstanding borrowings of $356.3 million, compared to $266.3 million at September 30, 2001.

      Loss from Continuing Operations. For the year ended September 30, 2002, loss from continuing operations improved to $92.8 million compared to $111.0 million for the previous year. The improvement is the result of higher revenues, offset in part by higher operating expenses and higher interest expense.

      Loss from Discontinued Operations. Discontinued operations is comprised of a loss from discontinued operations of iPCS of $903.8 million. The results of iPCS are reflected in the periods from December 1, 2001 through September 30, 2002.

Non-GAAP Financial Measures and Key Operating Metrics

      The tables which follow present and reconcile non-GAAP financial measures and key operating metrics for the Company for the years ended September 30, 2002 and 2001.

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease)	(Decrease) %

Total subscribers, end of period	339,139	235,025	104,114	44.3%
Subscriber gross additions	247,221	233,390	13,831	5.9%
Subscriber net additions	104,116	178,336	(74,220)	(41.6)%
Churn	3.5%	2.8%	NM	0.7%
ARPU	$61	$62	$(1)	(1.6)%
CPGA*	$389	$359	$30	8.4%
EBITDA (in thousands)	$(16,703)	$(53,887)	$37,184	NM

*	CPGA has not been adjusted to exclude upgrade costs for existing subscribers to reflect the change to the calculation effective June 30, 2004.

     The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows:

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease)	(Decrease) %

Service revenue (in thousands)	$226,504	$105,976	$120,528	113.7%
Average subscribers	310,013	141,673	168,340	118.8%
ARPU	$61	$62	$(1)	(1.6)%

      The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows:

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease)	(Decrease) %

	(in thousands, except gross addition data)
Selling and marketing expense	$79,099	$71,706	$7,393	10.3%
Plus: Activation cost	2,442	2,752	(310)	(11.3)%
Plus: Cost of equipment	27,778	20,218	7,560	37.4%
Less: Equipment revenue	(13,027)	(10,782)	(2,245)	NM

Total acquisition costs	$96,292	$83,894	$12,398	14.8%

Gross additions	247,221	233,390	13,831	5.9%
CPGA	$389	$359	$30	8.4%

      The reconciliation of EBITDA to loss from continuing operations, as determined in accordance with GAAP, is as follows:

	Year Ended September 30,

			Increase	Increase
	2002	2001	(Decrease) $	(Decrease) %

	(in thousands)
Loss from continuing operations	$(92,780)	$(110,990)	$18,210	NM
Depreciation and amortization of property and equipment	40,764	30,667	10,097	32.9%
Interest income	(161)	(2,463)	2,302	NM
Interest expense	35,474	28,899	6,575	22.8%

EBITDA	$(16,703)	$(53,887)	$37,184	NM

      Subscriber Gross Additions. Subscriber gross additions for the year ended September 30, 2002 increased compared to the previous year. The increase in subscriber gross additions were attributable to the removal of deposit requirements in the NDASL and certain Clear Pay programs, additional network build out and increased retail sales distribution activity.

      Subscriber Net Additions. Subscriber net additions for the year ended September 30, 2002 decreased compared to the previous year. The decrease in net subscriber additions is primarily due to the increase in the number of subscriber deactivations more than offsetting the increased subscriber gross additions.

      Churn. Churn for the year ended September 30, 2002 increased compared to the previous year. The increase in churn primarily resulted from the increased number of sub-prime credit quality subscribers whose service was involuntarily deactivated during the period.

      Average Revenue Per User. ARPU for the year ended September 30, 2002 decreased compared to the previous year. The decrease in ARPU primarily reflects that there was a decline in the average monthly recurring revenue per user and that we are no longer recognizing terminating long-distance access revenues. Until March 2002, the Company recorded terminating long-distance access revenues billed by Sprint PCS to long distance carriers.

      Cost Per Gross Addition. CPGA for the year ended September 30, 2002 increased compared to the previous year, reflecting greater marketing related costs and increased handset sales incentives, which resulted in higher handset subsidies.

      EBITDA. EBITDA for the year ended September 30, 2002 improved compared to the previous year. During the year ended September 30, 2002, EBITDA was positively affected by higher service revenues as a result of growth in the subscriber base and higher roaming revenue, which improved our operating leverage. This improvement was partially offset by a $13.2 million increase in bad debt expense and a $5.0 million charge related to the receivable from Sprint.

Liquidity and Capital Resources

      As of June 30, 2004, the Company had $62.0 million in cash and cash equivalents compared to $54.1 million in cash and cash equivalents at September 30, 2003. The Company’s working capital for June 30, 2004 was $9.3 million, compared to working capital of $12.5 million at September 30, 2003. The increase in the Company’s cash position of $7.9 million is attributable to the following:

	For the Nine Months Ended June 30,

			Increase	Increase
	2004	2003	(Decrease) $	(Decrease) %

	(in thousands)
Cash provided by operating activities	$42,314	$29,737	$12,577	42.3%
Cash used in investing activities	(11,803)	(10,369)	(1,434)	NM
Cash (used in) provided by financing activities	(22,627)	6,538	(29,165)	NM

Net increase (decrease)	$7,884	$25,906	$(18,022)	(69.6)%

      Cash Provided By Operating Activities. The $42.3 million of cash provided by operating activities for the nine months ended June 30, 2004 was the result of the Company’s $165.3 million net income offset by non-cash items including gain on discontinued operations, depreciation, amortization of note discounts, financing costs, provision for doubtful accounts, non-cash stock compensation and loss (gain) on disposal of property and equipment totaling $132.5 million and an increase in other operating assets and liabilities of $9.5 million. The $29.7 million of cash provided by operating activities for the nine months ended June 30, 2003 was the result of the Company’s $76.9 million net loss offset by non-cash items including loss on discontinued operations, depreciation, amortization of note discounts, financing costs, provision for doubtful accounts and non-cash stock option compensation, loss (gain) on disposal of property and equipment totaling $107.4 million and offset by a decrease in other operating assets and liabilities of $0.8 million.

      Cash Used in Investing Activities. The $11.8 million of cash used in investing activities for the nine months ended June 30, 2004 represents purchases of property and equipment related to expansion of switch capacity and improvements in service quality. For the nine months ended June 30, 2003, cash used in investing activities was $10.4 million for purchases of property and equipment related to expansion of switch capacity and improvements in service quality.

      Cash (Used In) Provided by Financing Activities. The $22.6 million in cash used in financing activities during the nine months ended June 30, 2004, consisted of $17.0 million for principal payments associated with the credit facility and $4.8 million in debt restructuring costs which were capitalized as part of paid in capital, and $0.8 million in fees capitalized related to amending the credit facility. The $6.5 million of cash provided by financing activities during the nine months ended June 30, 2003 consisted of $8.0 million borrowed under the credit facility, offset by $1.5 million of principal payments associated with the credit facility.

      Liquidity. We have principally relied on the proceeds from equity and debt financings and cash provided from operations as our primary sources of capital. During fiscal year 2003, we generated approximately $50.2 million of cash flow from operating activities. In the nine months ended June 30, 2004, we generated approximately $42.3 million of cash flow from operating activities.

      As of June 30, 2004, the Company had working capital of $9.3 million, cash and cash equivalents of $62.0 million and no remaining availability under its credit facility. As a result, the Company is completely dependent on available cash and operating cash flow to pay debt service and meet its other capital needs. If such sources are not sufficient, alternative funding sources may not be available.

      Completion of our PCS network has required substantial capital. Since inception through fiscal 2003 we had incurred over $300.0 million for capital expenditures. For the nine months ended June 30, 2004 we have incurred $11.8 million of capital expenditures, and we expect to incur approximately $4 million of capital expenditures during the fourth quarter of fiscal 2004. The Company currently expects capital expenditures for fiscal 2005 to be approximately $25 to $30 million. Although we have essentially completed our network coverage build-out, our business will likely require additional capital expenditures primarily for capacity enhancements and coverage improvements. Additionally, to the extent we decide to expand our network or deploy next generation technologies, we may also require additional financing to fund these projects.

      While we do not currently anticipate the need to raise additional capital to meet our operating and capital expenditure requirements in the foreseeable future, our funding status is dependent on a number of factors influencing projections of operating cash flows, including those related to gross new subscriber additions, subscriber turnover, revenues, marketing cost, bad debt expense, roaming and revenue. Further, we believe that the cash on hand plus the additional liquidity that we expect to generate from operations will be sufficient to meet the cash requirements of the business including capital expenditures, operating losses, cash interest and working capital needs for at least the next 12 months. Should actual results differ significantly from our current assumptions, our liquidity position could be adversely affected and we could be in a position that would require us to raise additional capital, which may not be available to us or may not be available on acceptable terms.

      Further, if we fail to satisfy the financial covenants and other requirements contained in our credit facility and the indentures governing our outstanding notes, our debts could become immediately payable at a time when we are unable to pay them, without additional capital.

      In connection with their audit of the Company’s 2003 consolidated financial statements, KPMG LLP, our independent auditors, had expressed substantial doubt about our ability to continue as a going concern. To address these concerns, during the quarter ended March 31, 2004, pursuant to our recapitalization, the Company exchanged 99.4% of the 13 1/2% Notes which mature in 2009 with 9 3/8% Notes which also mature in 2009 and issuance of 6,568,706 shares of common stock, representing 56% of the shares of common stock issued and outstanding immediately after the recapitalization. As a result, after 2004, the recapitalization is estimated to provide cumulative cash savings of $255 million through 2009, by reducing our principal payment by $139.2 million and annual cash interest payment by $25.5 million per year after 2004. We do not believe that there is present doubt as to our ability to continue as a going concern.

      Capital Resources. As of June 30, 2004, the Company had $62.0 million of cash and cash equivalents. The Company has no further borrowing available under the credit facility.

Recent Developments

      In conjunction with the amendments to our agreement with Sprint, we resolved as of August 1, 2004 all previously disputed charges between us and Sprint. As a result, during the quarter ended September 30, 2004, we will record an adjustment to reduce operating expenses by approximately $10.9 million (which will not affect cash) relating to the resolution of more than $17.7 million of previously disputed charges with Sprint for which we had fully accrued for the amounts under dispute. We paid Sprint $6.8 million in September 2004 for the balance of the previously disputed charges.

Future Trends That May Affect Operating Results, Liquidity and Capital Resources

      During 2003, we experienced overall declining net subscriber growth compared to previous periods. This decline is attributable to increased competition and slowing aggregate subscriber growth in the wireless telecommunications industry. Although we have experienced improvements in subscriber growth during the past two quarters of fiscal 2004, we may continue to experience net losses as the cost to acquire subscribers is significant. If the trend of slowing net subscriber growth does not improve, we believe it will lengthen the amount of time it will take for us to reach a sufficient number of subscribers needed to offset the costs of acquisition. It is not yet clear what effect the FCC’s WLNP mandate will have on subscriber growth, although we believe that it should lead to some increase in net subscriber additions as it makes switching service providers easier for subscribers but may also lead to increased competition among service providers.

      Our average monthly churn for the third fiscal quarter of 2004 was 2.6% compared to 2.9% for 2003. We expect that in the near term churn may increase as a result of the implementation of the FCC’s WLNP mandate in all of our markets during the third fiscal quarter of 2004. Through the third fiscal quarter of 2004, we have not experienced a material impact to churn related to WLNP with respect to the markets in which we operate that became subject to the mandate in November 2003. The remainder of our markets were subject to the mandate beginning in May 2004. If average monthly churn increases over the long-term, we would lose the cash flows attributable to those customers and have greater than projected losses.

      We may incur significant handset subsidy costs for existing customers who upgrade their handsets. As our subscriber base matures and technological advances in our services take place, we believe more of our existing subscribers will begin to upgrade to new handsets to take advantage of these services. We have limited historical experience regarding the rate at which existing subscribers upgrade their handsets and if more subscribers upgrade than we are currently anticipating, it could have a material adverse impact on our results of operations or cash flows.

Contractual Obligations

      The Company is obligated to make future payments under various contracts it has entered into, including amounts pursuant to the credit facility, the 13 1/2% Notes, the 9 3/8% Notes and non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Expected future minimum contractual cash obligations for the next five years and in the aggregate at September 30, 2003, giving effect to changes made as a result of the recapitalization effected February 2004, are as follows:

	Payments Due By Period for Years Ending September 30,

	Total	2004	2005	2006	2007	2008	Thereafter

	(in thousands)
Credit facility, principal(1)(2)	$151,475	$20,275	$21,200	$30,107	$39,893	$40,000	$—
Credit facility, interest(2)(3)	24,188	7,460	6,779	5,327	3,430	1,192	—
13 1/2% Notes, principal(2)	1,795	—	—	—	—	—	1,795
13 1/2% Notes, interest(2)(4)	1,212	—	242	242	242	243	243
9 3/8% Notes, principal	159,035	—	—	—	—	—	159,035
9 3/8% Notes, interest(5)	84,487	7,455	14,909	14,909	14,909	14,909	17,396
Operating leases(6)	60,262	18,899	14,396	9,485	6,632	5,159	5,691

	$482,454	$54,089	$57,526	$60,070	$65,106	$61,503	$184,160

(1)	Total repayments are based upon borrowings outstanding as of September 30, 2003.

(2)	Principal and accrued interest under the credit facility and the 13 1/2% Notes to be repaid with the proceeds of the notes offered hereby.

(3)	Interest rate is assumed to be 5.5%. As of June 30, 2004, the weighted-average interest rate on the credit facility was 5.02%. Due to a $10.0 million pre-payment made on February 20, 2004, offset by subsequent credits, projected interest decreased approximately $0.5 million in FY 2004.

(4)	Payments on the 13 1/2% Notes begin in 2005.

(5)	Payments on the 9 3/8% Notes began in July 2004.

(6)	Operating leases do not include payments due under renewals to the original lease term.

     On August 16, 1999, the Company entered into a $153.5 million senior credit facility. The credit facility was amended on November 30, 2003 and provides for (i) a $13.5 million senior secured term loan (“Tranche I Term Loan”) which matures on June 6, 2007 and (ii) a $140.0 million senior secured term loan (“Tranche II Term Loan”) which matures on September 30, 2008. Under the credit facility, the Company makes quarterly payments that began on December 31, 2002 for the Tranche I Term Loan and March 31, 2004 for the Tranche II Term Loan. The quarterly payments are predetermined based upon a percentage of the aggregate balance and consist of (i) eight payments of 3.75%, (ii) four payments of 5.0%, (iii) six payments of 7.143% and (iv) a final payment of 7.142%. No amounts remain available for borrowing under the credit facility. All the assets of the Company and its restricted subsidiaries secure the credit facility. The interest rate for the credit facility is determined on a margin above either the prime lending rate in the United States or the London Interbank Offer Rate.

      The credit facility contains ongoing financial covenants, including reaching covered population targets, maximum annual spending on capital expenditures, attaining minimum subscriber revenues, and maintaining certain leverage and other ratios such as debt to total capitalization, debt to EBITDA (as defined in the credit facility agreement, “Bank EBITDA”) and Bank EBITDA to fixed charges. The credit facility restricts the ability of the Company and its restricted subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets and engage in certain transactions with affiliates. As of June 30, 2004, the Company was in compliance in all material respects with covenants contained in the credit facility.

      On February 20, 2004, the Company issued approximately $159.0 million in aggregate principal amount of the 9 3/8% Notes that mature on September 1, 2009 in exchange for 13 1/2% Notes in an aggregate principal amount of $298.2 million and shares of common stock representing approximately 56.0% of the shares of our common stock issued and outstanding immediately after the recapitalization. The 9 3/8% Notes began accruing interest on January 1, 2004, and interest is payable each January 1 and July 1, beginning on July 1, 2004. The Company may redeem some or all of the 9 3/8% Notes at any time on or after January 1, 2006 at specified redemption prices.

      The 9 3/8% Notes are subordinated to up to $175.0 million of the Company’s senior debt under its senior facility and are fully and unconditionally guaranteed on a senior subordinated basis by the Company’s subsidiaries that guarantee the Company’s obligations under the credit facility. In addition, the 9 3/8% Notes are secured by a second-priority lien, subject to certain exceptions and permitted liens, on all the collateral that secures the Company’s and its guarantor subsidiaries’ obligations under the Company’s credit facility. If the Company undergoes a change of control (as defined in the indenture that governs the 9 3/8% Notes), then it must make an offer to repurchase the 9 3/8% Notes at 101% of the principal amount of the notes then outstanding.

      The 9 3/8% Notes contain covenants, subject to certain exceptions, that prohibit the Company’s ability to, among other things, incur more debt; create liens; repurchase stock and make certain investments; pay dividends, make loans or transfer property or assets; enter into sale and leaseback transactions, transfer or dispose of substantially all of the Company’s assets; or engage in transactions with affiliates. Some exceptions to the restrictions on the Company’s ability to incur more debt include: up to $175.0 million of indebtedness under the Company’s senior facility; up to $5.0 million of capital lease obligations; and up to $50.0 million of additional general indebtedness. As of June 30, 2004, the Company was in compliance in all material respects with covenants contained in the note indenture.

      The Company has no off-balance sheet arrangements and has not entered into any transactions involving unconsolidated, limited purpose variable interest entities or commodity contracts.

      As of June 30, 2004, two major credit rating agencies rate the Company’s unsecured debt. The ratings were as follows:

Type of facility	S&P	Moody’s

9 3/8% Notes	CCC-	Caal
Credit Facility	CCC+	B2

BUSINESS

Our Company

      We are a network partner of Sprint PCS, the personal communications services (commonly known as PCS) division of Sprint Corporation, and have the exclusive right to provide wireless communications services under the Sprint® and Sprint PCS® brand names in our licensed territory, which includes most of the state of South Carolina, parts of North Carolina, and the eastern Georgia cities of Augusta and Savannah. We launched Sprint PCS products and services in our first market in January 2000 and currently operate in 21 BTAs assigned to us under our affiliation agreements with Sprint PCS. We offer national calling plans designed by Sprint PCS, as well as local calling plans tailored to our markets. We market Sprint PCS products and services through a number of distribution outlets, including our own retail stores, major national distributors such as RadioShack and Best Buy and local third party distributors. As of June 30, 2004, our licensed territory had 7.4 million total POPs and 6.1 million covered POPs, resulting in approximately 83% covered POPs. As of June 30, 2004, we had 375,241 subscribers.

      Sprint PCS, along with its network partners, operates the largest 100% digital, 100% PCS, nationwide wireless network in the United States, with licenses to provide services to an area consisting of approximately 280 million POPs. We own and are responsible for building, operating and managing the portion of the nationwide PCS network of Sprint PCS located in our licensed territory. Our PCS network is designed to offer a seamless connection with the nationwide wireless network of Sprint PCS. Like Sprint PCS and other Sprint PCS affiliates, we utilize CDMA technology. We have CDMA 1xRTT capability on all of the cell sites within our network.

      For the twelve-month period ended June 30, 2004, we had EBITDA of $60.5 million, an increase of $36.1 million over the twelve-month period ended June 30, 2003. We recently entered into amendments of our agreements with Sprint which provide us with a number of benefits relating to “CCPU fees,” “CPGA fees” and roaming rates that collectively would have had the effect of increasing EBITDA for the twelve-month period ended June 30, 2004 by approximately $4.7 million.

Competitive Strengths

Strategic Affiliation with Sprint PCS.

      We believe that our strategic relationship with Sprint PCS provides us with significant competitive advantages and with a platform for growth. In particular we are able to offer high quality, nationally branded wireless services to our network subscribers. We benefit from our Sprint PCS affiliation in the following ways:

Use of the Sprint PCS brand in our territory. We have the right to use the Sprint PCS® brand name in our licensed territory to market our products and services. We benefit from Sprint PCS’ national advertising campaigns, as well as Sprint’s sponsorship of numerous national and regional events that provide additional exposure to the brand and increase product awareness.

Seamless national network partnership. We are the exclusive provider of Sprint PCS service within our network coverage area. Our product offering is centered on Sprint PCS’ national 100% digital network, which allows us to offer attractive national services plans to potential subscribers within our region. We also receive significant roaming traffic from Sprint PCS’ subscribers when they travel in our territory.

Scale benefits usually associated with a national carrier. Our partnership with Sprint PCS allows us to offer competitive wireless voice and data services at a lower cost and with fewer capital requirements than would otherwise be possible as a regional carrier. Sprint PCS provides billing, collections, customer care and other back-office support services to over 22 million wireless customers. This scale of service enables Sprint to provide these services to us at a lower cost per customer than if we were to provide them ourselves. Sprint PCS’ purchasing leverage allows us to acquire the newest handsets and network equipment at a lower cost than we could without our affiliation with Sprint PCS.

We also benefit from Sprint’s negotiated interconnection agreements with local exchange carriers, resulting in lower operating costs. Furthermore, Sprint PCS has roaming agreements with other wireless operators and wireless resellers, such as Virgin Mobile, Qwest Communications and AT&T, which enable us to receive additional revenue when subscribers of those operators, and additional resellers that have agreements with Sprint PCS, use our network. We also market our products and services through Sprint PCS’ existing relationships with major national retailers including RadioShack and Best Buy.

Advanced technology and product development. We believe that the CDMA technology used across the Sprint PCS nationwide network offers significant advantages when compared with other wireless technologies. These advantages include greater volume capacity, higher voice quality and access to advanced features, such as Sprint PCS’ suite of PCS Vision wireless data products. We also have access to a wide array of handsets that feature the latest technologies, such as embedded cameras, color screens and wireless data capabilities.

Attractive Markets.

      We operate in attractive markets with high population densities and favorable roaming characteristics. Our markets are adjacent to major, growing metropolitan areas such as Atlanta, Charlotte and Raleigh, and our territory has the highest population density among the Sprint PCS affiliates. This concentration within our markets allows us to advertise and market to existing and potential subscribers in a cost effective manner. Additionally, the high population densities of our markets enable a higher return on the investment we make in our network. Our markets cover several major tourist destinations, including a number of beach and golf destinations, a number of military bases and over 100 colleges, universities and technical schools. Along with the major highways in our markets, these factors have resulted in a significant amount of roaming traffic that we receive from other wireless subscribers using our network. During the three months ended June 30, 2004, our network had approximately 302 million of inbound roaming minutes with Sprint and its network partners, which represented year-over-year growth of 51% versus the comparable period in 2003. During the three-month period ended June 30, 2004, our ratio of inbound to outbound roaming with Sprint PCS and its network partners was approximately 1.3 to 1.0, representing a slight increase from the same period a year ago.

State of the Art 3G Wireless Network.

      We have invested a substantial amount of capital in our CDMA network and 1xRTT network overlay. Our network allows us to provide exceptional call quality and wireless data services within our coverage area while retaining ample network capacity for future growth. During the three months ending June 30, 2004, we experienced dropped and blocked calls percentages of 1.5% and 1.4%, respectively, competitive with industry averages for each and down from 2.0% and 1.6%, respectively, for the three months ended June 30, 2003. Usage of our network for the three months ended June 30, 2004 increased by 28% over the prior year period, to 1.2 billion minutes of use.

Business Strategy

      We believe that with our strategic relationship with Sprint PCS and our state of the art third-generation wireless network, we are well positioned for continued growth within our markets. Key aspects of our growth strategy include the following:

Expand Our Distribution Network.

      We believe a robust distribution network is important to driving subscriber growth. Therefore, we plan to replace many of our older Company-owned stores with larger ones in better locations. In addition, we anticipate signing agreements with exclusive third-party dealers to open and operate approximately 50 to 75 Sprint-branded stores within our markets. These new stores will ensure that we have the retail presence in each of our key markets to drive subscriber growth. We also intend to improve the customer experience at our stores through introducing new technologies and capabilities, such as touch-screen computers that will help efficiently educate customers on our products and services.

Continue to Invest in Our Network.

      While we already operate a state-of-the-art network covering 83% of POPs in our market, we will continue to invest strategically in our network in order to expand its breadth and capabilities in the future. We plan to add 250 to 300 cell sites over the next four years. This will add capacity to some existing areas, allowing us to continue to increase penetration and introduce new technologies in select areas, as well as expand network coverage to new areas, and therefore increase our marketing area.

Leverage Our 3G Network Platform and Introduce New Product Offerings.

      We seek to capitalize on the investment in our network and the Sprint PCS nationwide network. Sprint PCS is the leading national wireless carrier offering third generation, or 3G, technology-based services (which Sprint PCS and Sprint PCS affiliates brand as “PCS Vision”) across its nationwide footprint. PCS Vision allows our subscribers to use their PCS Vision-enabled devices to check e-mail, take, send and receive pictures, play games with full-color graphics and polyphonic sounds, and browse the internet. We believe these services are important to attract and retain subscribers, particularly those with prime credit ratings, and to maintain higher average revenue per user, or ARPU. For the three months ended June 30, 2004, approximately 31% of our gross subscriber additions purchased PCS Vision service plans, and as of June 30, 2004, approximately 115,000 subscribers, or approximately 31% of our subscriber base, use PCS Vision services. For the three months ended June 30, 2004, approximately $3.83 of our ARPU was attributable to PCS Vision services, which we believe represents the highest ARPU for data services among the Sprint PCS affiliates.

Focus on Initiatives to Reduce Churn.

      We believe that focused efforts on the customer experience and the quality of the services provided to our customers are critical to retaining subscribers. We offer incentives to attract new customers and induce existing customers to renew their contracts, such as offering discounts on the purchase of new handsets. Using incentives such as this, we seek to maximize the number of subscribers under two-year contracts. For the three months ending June 30, 2004, 71% of subscribers signed two-year contracts, and as of June 30, 2004, approximately 82% of our subscriber base was under contract. We also manage churn by seeking methods to maximize the number of prime credit quality subscribers. To achieve this, we have instituted higher commission rates for prime subscriber activations by third party distributors. In addition, we have increased the deposit required for certain sub-prime customers to activate service and actively manage our deposit requirements in response to market conditions and the impact on churn and bad debt expense. As a result of these actions, we increased our prime customers to approximately 74% of our customer base as of June 30, 2004, from approximately 58% as of June 30, 2002. These initiatives, in aggregate, have led to a decrease in churn to 2.6% for the three months ended June 30, 2004, as compared to 2.9% for the three months ended June 30, 2003.

Recent Developments

Guidance for the Fourth Quarter of Fiscal 2004

      Currently, we estimate that for our fourth quarter ended September 30, 2004 our:

•	subscriber net additions will be between 8,500 and 9,500;

•	total revenues will be between $88 million and $92 million;

•	EBITDA will be between $16 million and $18 million, which excludes approximately $10.9 million of adjustments related to the Sprint settlement discussed below; and

•	capital expenditures will be approximately $4 million.

Changes to Our Management and Services Agreements with Sprint PCS.

      As of September 10, 2004 (effective August 1, 2004), we entered into amendments to our management and services agreements that govern our relationship with Sprint PCS. These amendments provide us with a number of benefits, including fixed rates for back office services provided to us by Sprint PCS and a fixed reciprocal roaming rate through December 31, 2006 that provides clarity and predictability to the profitability of our roaming business. Had such amendments been in effect on July 1, 2003, our EBITDA for the twelve months ended June 30, 2004 would have increased by approximately $4.7 million. In addition, we believe that the amendments simplify the way we conduct business with Sprint PCS, allowing us to focus on profitable growth.

      Our amended agreements with Sprint PCS establish fixed per subscriber costs for services we purchase from Sprint PCS through December 31, 2006. The amendments create a new CCPU fee, which consolidates numerous fees for back office services such as billing and customer care that were previously settled separately. The CCPU fee has been set at $7.25 per subscriber per month through December 31, 2004, $7.00 per subscriber per month from January 1, 2005 through December 31, 2005, and $6.75 per subscriber per month from January 1, 2006 through December 31, 2006; in each case multiplied by the average number of subscribers in our service area. The amendments also create a new CPGA fee, which consolidates numerous fees such as subscriber activations and handset logistics that were previously settled separately. The CPGA fee will be $23.00 per activation through December 31, 2006.

      The amendments also establish a fixed reciprocal roaming rate with Sprint PCS through December 31, 2006 of $0.058 per minute for voice minutes and $0.002 per kilobit for data, except for certain data. After December 31, 2006, the reciprocal voice and data roaming rates will be based on a predetermined formula.

      In conjunction with the amendments to our management and services agreement with Sprint PCS, we agreed to resolve all historical disputes, including previously disputed charges between us and Sprint PCS. In conjunction with this, in September 2004 we paid Sprint PCS $6.8 million. Through June 30, 2004, we had accrued approximately $17.7 million related to these disputes. In the fourth fiscal quarter of 2004, we will record an adjustment to reduce operating expenses by approximately $10.9 million relating to the resolution of these disputes.

Recapitalization.

      In February 2004, we completed a recapitalization to address future liquidity concerns resulting primarily from the challenging operating environment in the wireless communications industry since the beginning of 2002. Pursuant to the recapitalization plan, we amended our credit facility and exchanged 99.4% of our then-outstanding 13 1/2% Notes for (i) newly-issued shares of common stock representing approximately 56.0% of the shares of our common stock issued and outstanding immediately after the recapitalization and (ii) $159.0 million aggregate principal amount of newly issued 9 3/8% Notes. From fiscal 2005 through fiscal 2009, we estimate that the recapitalization will provide cumulative cash savings of approximately $255.0 million through reductions in principal payments and annual cash interest payments.

Markets

      We believe that connecting Sprint’s existing PCS markets with our PCS markets is an important part of Sprint’s on-going strategy to provide seamless, nationwide PCS service to its subscribers. Our territory has approximately 7.4 million residents and includes vacation destinations, substantial highway mileage and a large student population, with at least 100 colleges, universities and technical schools. The following table sets forth the location and estimated population in our territory:

AirGate Basic Trading Areas(1)	Population(2)

Greenville-Spartanburg, SC	935,800
Savannah, GA	775,800
Charleston, SC	690,200
Columbia, SC	685,100
Asheville-Hendersonville, NC	625,000
Augusta, GA	601,900
Anderson, SC	354,500
Hickory-Lenoir-Morganton, NC	350,300
Wilmington, NC	342,800
Florence, SC	262,800
Greenville-Washington, NC	252,900
Goldsboro-Kinston, NC	245,100
Rocky Mount-Wilson, NC	219,900
Myrtle Beach, SC	205,500
New Bern, NC	177,400
Sumter, SC	158,600
Jacksonville, NC	150,500
Orangeburg, SC	124,900
The Outer Banks, NC(3)	93,400
Roanoke Rapids, NC	79,900
Greenwood, SC	77,600

Total	7,409,900

(1)	Each of the our markets contains 10 MHz of spectrum.

(2)	Based on 2002 estimates compiled by Kagan’s Wireless Telecom Atlas & Databook, 2002 Edition, as reported per individual basic trading area.

(3)	Territory covered by our Sprint PCS management agreement do not comprise a complete basic trading area.

     Our Sprint agreements required us to cover a specified percentage of the population at a range of coverage levels within each of the markets granted to us by those agreements by specified dates. We are fully compliant with these build-out requirements.

Products and Services

      We offer Sprint PCS products and services throughout our territory. These PCS products and services generally mirror the services offered by Sprint.

      100% Digital Wireless Network with Service Across the Country. Our primary service is wireless mobility coverage. As Sprint network partners, our existing PCS network is part of the largest 100% digital wireless PCS network in the United States. Subscribers in our territory may use Sprint PCS services throughout our contiguous markets and seamlessly throughout the Sprint PCS network.

      PCS Vision Service. In the third calendar quarter of 2002, Sprint launched PCS Vision, a third generation technology. PCS Vision-enabled devices take and receive pictures, check personal and corporate e-mail, play games with full-color graphics and polyphonic sounds and browse the internet wirelessly with speeds that equal or exceed a home computer’s dial-up connection. At the same time, Sprint began to roll out a broad portfolio of PCS Vision-enabled devices that incorporate voice and data functionality, expanded memory, high-resolution and larger color screens that allow greater mobility, convenience and productivity. We support and offer PCS Vision services and phones in the majority of our territory.

      Wireless Internet Access. Wireless internet access is available through both the new PCS Vision service and PCS Vision-enabled phones as well as the Sprint Wireless Web and other data capable PCS phones. PCS subscribers with web browser-enabled phones have the ability to receive information such as stock prices, airline schedules, sports scores and weather updates directly on their handsets. Subscribers with PCS Vision phones can browse full color, graphic versions of popular web sites. Those subscribers with other browser-enabled phones are able to browse specially designated text based sites.

      CDMA and Dual Band/Dual Mode Handsets. We offer code division multiple access, or CDMA, digital technology handsets. These handsets range from full-featured models with special features such as Palm OS and built-in digital cameras to models with voice only capability. The phones can weigh as little as 2.65 ounces and can have standby times surpassing 300 hours. We offer dual band/dual mode handsets that allow subscribers to make and receive calls on both PCS and cellular frequency bands and both digital and analog technology.

      Sprint and Non-Sprint Roaming. We provide roaming services to PCS subscribers of Sprint and its network partners that use a portion of our PCS network, and to non-Sprint subscribers when they use a portion of our PCS network pursuant to roaming agreements between Sprint and other wireless service providers. Sprint and other wireless service providers supply similar services to our subscribers when our subscribers use a portion of their networks.

Marketing Strategy

      Our marketing and sales strategy generally leverages the national advertising and marketing programs that have been developed by Sprint, often enhanced with strategies and tactics we have tailored to our specific markets.

      Use Sprint’s brand equity and marketing. We feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. From the subscribers’ point of view, they use our network and the PCS national network seamlessly as a unified nationwide network.

      Pricing. Our use of the Sprint national pricing strategy offers subscribers simple, easy-to-understand service plans. Sprint’s pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. We also feature Sprint Free and Clear plans, which offer simple, affordable plans for consumer and business subscribers, and include long distance calling from anywhere on the Sprint PCS nationwide network.

      Advertising and promotions. Sprint uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate, free minutes of use for limited time periods or special prices on handsets and other accessories.

      Sponsorships. Sprint sponsors numerous national, regional and local events. These sponsorships provide Sprint with brand name and product recognition in high profile events, create a forum for sales and promotional events and enhance our promotional efforts in our territory.

Sales and Distribution

      Our agreements with Sprint require us to use Sprint’s and our own sales and distribution channels in our territory. Key elements of our sales and distribution plan consist of the following:

      Sprint stores. We currently operate 33 retail Sprint stores within our territory. These stores are located in metropolitan markets within our territory, providing us with a local presence and visibility. These stores have been designed to facilitate retail sales, bill collection and customer service.

      Sprint store within a RadioShack store. Sprint has an arrangement with RadioShack to install a “store within a store.” Currently, RadioShack has 120 stores in our territory that are authorized to offer Sprint PCS products and services to potential subscribers.

      Other national third-party retail stores. In addition to RadioShack, we benefit from the sales and distribution agreements established by Sprint with other national retailers, which currently include Best Buy, CostCo, Staples, Office Max, Office Depot and Ritz Camera. These retailers and others have approximately 116 retail stores in our territory.

      Local third-party retail stores. We benefit from the sales and distribution agreements that we enter into with local retailers in our territory. We have entered into sales and distribution agreements related to approximately 9 local stores in our territory.

      National accounts and direct selling. We participate in Sprint’s national accounts program. Sprint has a national accounts team which focuses on the corporate headquarters of large companies. Our direct sales force targets the employees of these companies in our territories and cultivates other local business subscribers. In addition, once a Sprint national account manager reaches an agreement with any company headquartered outside of our territory, we help service the offices and subscribers of that company located in our territory.

      Sprint distribution channels. Sprint directly controls various distribution channels that sell Sprint PCS products and services in our markets. These channels with significant activity in our markets include: Sprint Inbound Telemarketing, Sprint web-based electronic commerce, Sprint Local Telephone Division Retail, and Sprint Local Telephone Division Telemarketing. In addition to these channels, Sprint’s retail and business sales activities often have some incidental overflow into our markets.

      For the nine months ended June 30, 2004, the following table sets forth the percentage of subscriber gross additions that certain of our distribution channels generated for us:

Retail Sprint Stores	42%
RadioShack	17%
Other National Third-Party	11%
Local Third-Party	6%
National Accounts	7%
Sprint	17%

100%

Suppliers and Equipment Vendors

      We do not manufacture any of the handsets or network equipment we use in our operations. We purchase our network equipment and handsets pursuant to various Sprint vendor arrangements that provide us with volume discounts. These discounts have significantly reduced the overall capital required to build our network.

      Under such arrangements, we currently purchase our network equipment from Lucent Technologies, Inc. (“Lucent”). In addition, we currently purchase our handsets directly from Sprint and our accessories from Sprint and certain other third-party vendors. Our agreements with Sprint require us to pay Sprint $4.00 for each 3G handset that we purchase either directly from Sprint or from a Sprint authorized distributor. We agreed to pay this fee starting with purchases on July 1, 2002 and ending on the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25.0 million. We further agreed to purchase 3G handsets only from Sprint or a Sprint authorized distributor during this period.

Outsourced Services

      We outsource a number of services from or through Sprint. These services include:

•	billing and collections;

•	customer care, including activations of new subscribers and customer call center activities; and

•	national support of the Sprint network, such as its national network operating control center.

      Sprint also requires us to purchase certain “services,” such as 3G research and development.

      Billing and customer care are important to our ability to maintain and grow our subscriber base and to collect monies owed to us by subscribers. We believe actual or perceived poor customer care contributes to higher churn.

Sprint Relationship and Agreements

      The following includes a summary of the material terms and provisions of our Sprint agreements. These agreements were recently amended in a number of respects to resolve issues that had arisen between Sprint and us. The Sprint agreements, including the September 2004 amendment, have been filed by us as exhibits to certain of our filings with the SEC. We urge you to carefully review the Sprint agreements.

Overview of Sprint Relationship and Agreements

      Under our long-term agreements with Sprint, we market PCS products and services under the Sprint brand names in our territory. The agreements with Sprint require us to build-out our systems, platforms, products and services to seamlessly interface with the Sprint PCS wireless network. The Sprint agreements also provide us with:

•	the right to receive Sprint’s equipment discounts in making purchases from equipment vendors;

•	roaming revenue from Sprint PCS and its PCS network partner subscribers traveling into our territory;

•	national marketing and advertising;

•	access to local and interexchange facilities owned and operated by Sprint; and

•	various back office services provided by Sprint.

      Our relationship and agreements with Sprint are structured to provide us with certain advantages such as avoiding the up-front costs of acquiring spectrum in our territory and being able to offer high quality products as part of a nationwide network. The Sprint agreements have an initial term of 20 years with three 10-year renewals which can lengthen the contracts to a total term of 50 years. Our Sprint agreements will automatically renew for the first 10-year renewal period unless we are in material default on our obligations under the agreements. The Sprint agreements will automatically renew for two additional 10-year terms unless either we or Sprint provide the other party with two years prior written notice to terminate the agreement.

      We have four major agreements with Sprint:

•	the management agreement;

•	the services agreement; and

•	two separate trademark and service mark license agreements.

The Management Agreement

      Under our management agreement with Sprint, we have agreed to:

•	construct and manage a network in our territory in compliance with Sprint’s PCS licenses and the terms of the management agreement;

•	distribute during the term of the management agreement Sprint PCS products and services;

•	use Sprint’s and our own distribution channels in our territory;

•	conduct advertising and promotion activities in our territory; and

•	manage that portion of Sprint’s subscriber base assigned to our territory.

      Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint in our territory. Sprint is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Our agreement does not limit the definition of a wireless mobility communications network to a specific spectrum. Sprint is permitted under the agreement to make national sales to companies in the covered territories and, as required by the FCC, to permit resale of the Sprint PCS products and services in the covered territory.

      Network build-out. The management agreement specifies the terms of the Sprint affiliation, including the required network build-out plan. We agreed to cover a specified percentage of the population at coverage levels ranging from 39% to 86% within each of the 21 markets which make up our territory by specified dates. We have satisfied these network build-out requirements. We have agreed to operate our PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network. If Sprint decides to expand coverage within our territory, Sprint must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint can build out the territory or permit another third-party to do so. Any new area that Sprint or a third-party builds out is removed from our territory.

      Products and services. The management agreement identifies the wireless products and services that we can offer in our territory. We may offer non-Sprint PCS products and services in our territory under limited circumstances. We may not offer products and services that are confusingly similar to current Sprint PCS products and services or to future Sprint products and services if such products or services are introduced within a certain period of time. We may cross-sell services such as internet access, subscriber premises equipment and prepaid phone cards with Sprint and other Sprint network partners. If we decide to resell such services of third parties, we must give Sprint an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier without Sprint’s consent, unless we name the Sprint-owned local exchange carrier as the exclusive distributor.

      We are required to participate in the Sprint sales programs for national sales to subscribers, and to pay the expenses related to sales from national accounts located in our territory.

      Long distance service. We must use Sprint’s long distance service which we can buy at the best prices offered to comparably situated Sprint customers, plus an additional administrative fee. Sprint has a right of last offer to provide backhaul and transport services.

      Service pricing, roaming and fees. We must offer Sprint subscriber pricing plans designated for regional or national offerings. We are permitted to establish our own local price plans for Sprint PCS products and services offered only in our markets, subject to Sprint’s approval. We are entitled to receive fees weekly from Sprint equal to 92% of net “billed revenue” related to customer activity less applicable write-offs, net of deposits applied. Sprint determines the write-offs for any given time period. Outbound non-Sprint PCS roaming billed to subscribers based in our markets, proceeds from the sales of handsets and accessories, amounts collected with respect to taxes and surcharges for enhanced 911, surcharges relating to WLNP, universal service fund charges, and customer handset insurance are not considered “billed revenue.” Billed revenue generally includes all other customer account activity for Sprint PCS products and services in our markets, which includes such activities billed to, attributed to or otherwise reflected in customers accounts. We are generally entitled to 100% of the proceeds from customers for equipment and accessories sold or leased by us and to our proportional cost to comply with enhanced 911 and WLNP, attributable to customers based in our markets less applicable write-offs. We also are entitled to 100% of the universal service funds from the Universal Service Administrative Company associated with customers in our markets. Many Sprint PCS subscribers purchase nationwide pricing plans that allow roaming anywhere on Sprint PCS’ and its affiliates’ networks without incremental Sprint PCS roaming charges. However, we earn Sprint PCS roaming revenue for every minute that a Sprint PCS subscriber from outside our markets enters our markets and uses our network. We earn revenue from Sprint based on a per minute rate when Sprint’s or other Sprint affiliates’ subscribers travel on our portion of the Sprint PCS network. Similarly, we pay the same rate for every minute our subscribers use the Sprint PCS network outside our markets. The roaming rate onto a non-Sprint PCS provider’s network is set under Sprint PCS’ third party roaming agreements.

      Under our agreement with Sprint, the reciprocal roaming rate exchanged for customers who roam into the other party’s or another Sprint affiliate’s network was initially established at $0.20 per minute. In April 2001, we, along with other Sprint affiliates, reached an agreement in principle with Sprint to reduce this reciprocal roaming rate exchanged between Sprint and its affiliates. The rate was reduced from the original $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. The rate was reduced to $0.10 per minute for 2002, reduced to $0.058 per minute for 2003 and reduced to $0.041 from January 1 through July 31, 2004. As of August 1, 2004, the rate was increased to $0.058 per minute, pursuant to the September 2004 amendment to our management agreement. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint’s retail yield from the prior year subject to certain limitations. Sprint PCS’ retail yield is defined as Sprint PCS’ average revenue per user for voice services divided by the average minutes of use per user.

      In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, we also recognize roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. We recognize revenue when a wireless subscriber based outside of our markets uses PCS Vision data services on our network and we recognize expense when our subscribers use such services on the Sprint PCS network or network of another Sprint affiliate outside of our markets. This roaming activity is settled on a per kilobit (KB) basis at a rate that was $0.0014 per KB for 2003 and increased to $0.002 per KB from January 1 through July 31, 2004. In the September 2004 amendment to our management agreement with Sprint, we agreed that the rate will be $0.002 per KB for August 2004 through December 31, 2006. Thereafter, the rate will be 90% of Sprint’s retail yield for the previous year, subject to certain limitations. Sprint’s retail yield for data services is defined as Sprint’s average revenue per user for data services divided by the KB of use for data usage per subscriber.

      Advertising and promotions. Sprint is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including a portion of certain costs of promotions or advertising done by third-party retailers in our territory pursuant to cooperative advertising agreements with Sprint based on per unit handset sales.

      Program requirements. Under our management agreement with Sprint, we must comply with Sprint’s program requirements for technical standards, customer service standards and national and regional distribution and national accounts programs. Sprint can adjust the program requirements at its discretion, subject to limitations, including those specified below which were included in the September 2004 amendment to our management agreement. We can decline to implement any “non-capital program requirement change” (as defined below) if the change will:

•	cause our combined peak negative cash flow to be an amount greater than 3% of our “enterprise value” (as defined below);

•	when combined with all other changes in the program requirements that we agree to or were required to implement, within the prior 12 months, cause our combined cumulative peak negative cash flow to be an amount greater than 5% of our “enterprise value”;

•	cause a decrease in our forecasted five-year discounted cash flow of more than 3% on a combined net present value basis; or

•	when combined with all other changes in the program requirements that we agree to or were required to implement, within the prior 12 months, cause a decrease in our forecasted five-year discounted cash flow of more than 5% on a combined net present value basis.

      For purposes of determining whether a “non-capital program requirement change” will adversely impact our operations, our “enterprise value” is defined as the book value of our outstanding debt and preferred stock, in addition to the fair market value of our publicly-traded equity (excluding preferred stock), less cash.

      A “non-capital program requirement change” means a program requirement change that does not require us to make any capital expenditures in excess of 5% of our capital budget as approved by our board of directors for the fiscal year in which the program requirement change is requested. These economic hurdles do not apply to changes to the trademark usage guidelines, the marketing communications guidelines and the Sprint national or regional distribution program requirements.

      We may also decline to implement any change in any “capital program requirement” (as defined below), if the change will:

•	have a negative net present value applying a five-year discounted cash flow model;

•	cause our combined peak negative cash flow to be an amount greater than 3% of our enterprise value; or

•	when combined with all other changes in the program requirements that we agree to or were required to implement, within the prior 12 months, cause our combined cumulative peak negative cash flow to be an amount greater than 5% of our enterprise value.

      A “capital program requirement” change means a program requirement change that requires us to make a capital expenditure that is greater than 5% of our capital budget as approved by our board of directors for the fiscal year in which the program requirement change is requested. The economic hurdles do not apply to changes to the trademark usage guidelines, the marketing communications guidelines and the Sprint national or regional distribution program requirements. However, we must implement a “capital program requirement” change if it is related to network capacity expansion due to a change in a service plan (if the cost will not exceed the economic hurdles for “non-capital program requirement changes”) or if the change is necessary to comply with required network performance standards.

      Our management agreement sets forth a dispute resolution process if Sprint believes that we do not have the right to decline to implement a change in the program requirements. In any event, we must implement a change in the program requirements if Sprint agrees to compensate us for amounts in excess of the criteria set forth above, subject to certain limitations.

      Notwithstanding the above, we have agreed to implement a change in program requirements if the adjustment relates to a pricing plan or roaming program and Sprint reasonably determines that the change must be implemented on an immediate or expedited basis to respond to competitive market forces. If the change would have exceeded one of the criteria set forth above, our management agreement provides for appropriate compensation from Sprint to the extent such criteria is exceeded.

      Resellers. We are now required, pursuant to the September 2004 amendment to our management agreement, to participate in all resale arrangements that were entered into by Sprint prior to April 1, 2004. The roaming and data services rates for these reseller arrangements are set through December 31, 2006. Thereafter, the rates may vary depending on Sprint’s retail yield.

      In addition, we are required to participate in all new third party resale arrangements entered into by Sprint between April 1, 2004 and December 31, 2006, and all existing resale arrangements that are renewed during this period. The roaming rate and rate for data services will be the amount of fees collected by Sprint from the resellers as payment for the reseller’s use of the service area network.

      Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint. Within our territory, we may offer, market or promote telecommunications products and services only under the Sprint brands, our own brands, brands of related parties or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint.

      Inability to use non-Sprint brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, “private label” basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers approved by Sprint or required by law or as otherwise permitted under the trademark and service mark license agreements.

      Rights of first refusal. Sprint has certain rights of first refusal to buy our assets upon a proposed sale of all or substantially all of our assets.

      Termination of management agreement. The management agreement can be terminated as a result of:

•	termination of Sprint’s PCS licenses in our territory;

•	uncured failure by a party to pay any amount due under the management agreement or any other agreement between the parties or their respective related parties;

•	any other uncured breach under the management agreement;

•	bankruptcy of a party to the management agreement;

•	subject to the limitations in the management agreement, such management agreement not complying with any applicable law in any material respect; or

•	the termination of either of the related trademark and service mark license agreements.

      The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint.

      If we have the right to terminate our management agreement because of an event of termination caused by Sprint, generally we may:

•	require Sprint to purchase all of our operating assets used in connection with our PCS networks for an amount equal to at least 88% of our entire business value as described below, unless

•	Sprint becomes the licensee for 20 MHz of spectrum in our territory and has licensed at least 20 MHz of spectrum to us for use in our territory, or

•	we have acquired or have the right to use any other spectrum, in which case the purchase price will be an amount equal to 80% of our entire business value;

•	if Sprint is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint to sell to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint, or

•	9% of our entire business value; or

•	sue Sprint for damages or submit the matter to arbitration and not terminate the management agreement.

      If Sprint has the right to terminate a management agreement because of an event of termination caused by us, generally Sprint may:

•	require us to sell our operating assets to Sprint for an amount equal to 72% of our entire business value;

•	require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of:

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint, or

•	10% of our entire business value;

•	take any action as Sprint deems necessary to cure our breach of our management agreement, including assuming responsibility for, and operating, the related PCS network; or

•	sue us for damages or submit the matter to arbitration and not terminate the management agreement.

      Non-renewal. If Sprint gives us timely notice that it does not intend to renew our management agreement, we may:

•	require Sprint to purchase all of our operating assets used in connection with the PCS network for an amount equal to at least 80% of our entire business value; or

•	if Sprint is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint, or

•	10% of our entire business value.

      If we give Sprint timely notice of non-renewal of the management agreement, or we and Sprint both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint may:

•	purchase all of our operating assets for an amount equal to 80% of our entire business value; or

•	require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of:

•	the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint, or

•	10% of our entire business value.

      Determination of Entire Business Value. If the entire business value is to be determined, we and Sprint will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

•	the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

•	then-current customary means of valuing a wireless telecommunications business will be used;

•	the business is conducted under the Sprint brands and the related Sprint agreements;

•	that we own the spectrum and frequencies presently owned by Sprint and subject to the related Sprint agreements; and

•	the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

      The rights and remedies of Sprint outlined in the management agreement resulting from an event of termination of the management agreement have been materially amended by the related consent and agreement as discussed below.

      Insurance. We are required to obtain and maintain with financially reputable insurers, who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint, workers’ compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and “all risk” property insurance.

      Indemnification. We have agreed to indemnify Sprint and its directors, employees and agents and related parties of Sprint and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in our management agreement or any other agreement between us or either of our related parties and Sprint, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the management agreement, except we will not indemnify Sprint for any claims arising solely from the negligence or willful misconduct of Sprint. Sprint has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint’s violation of any law and from Sprint’s breach of any representation, warranty or covenant contained in the management agreement or any other agreement between Sprint and its related parties and us or our related parties, except Sprint will not indemnify us for any claims arising solely from our negligence or willful misconduct.

      Most favored nation clause. We generally have the right to amend our management agreement or services agreement to obtain the most favorable terms provided under a management agreement or services agreement between Sprint and another Sprint PCS affiliate of similar size (defined as having covering at least 3.0 million people) if, prior to December 31, 2006, Sprint amends the terms of any of those agreements of another Sprint PCS affiliate of similar size in a manner that are more favorable than the terms of our agreements. This right is only effective, however, if we agree to accept all of the terms and conditions set forth in the other agreements agreed to after August 1, 2004 and does not apply to (1) those agreements which are amended with such Sprint PCS affiliate solely because the affiliate owns the spectrum on which its network operates (unless such Sprint PCS affiliate acquired the spectrum from Sprint after August 1, 2004), (2) the amendments which are compelled by a law or regulation inapplicable to us, (3) the amendments are due solely to a change in a build out plan or (4) the amendments which relate to unique terms or conditions.

The Services Agreement

      Pursuant to the September 2004 amendment to our services agreement, Sprint consolidated support services relating to billing, customer care, collections, network operations control center monitoring, national platform interconnectivity, voice mail, directory assistance, operator services and roaming clearinghouse services into one back office service referred to as Sprint CCPU service, all of which support services we had been purchasing prior to the consolidation. We have agreed to continue to purchase the Sprint CCPU service from Sprint for the period August 2004 through December 2006 and pay a monthly rate of $7.25 per subscriber through December 31, 2004, $7.00 from January 1, 2005 through December 31, 2005, and $6.75 from January 1, 2006 through December 31, 2006. Beginning in 2007, the monthly rate for the next three years for Sprint CCPU service will be based on the amount necessary to recover Sprint’s reasonable costs for providing the services. If we and Sprint cannot agree to a new rate for any future three-year period beyond 2006, we have the option to continue to purchase the Sprint CCPU services and have an arbitrator determine the new rate, self-provide the services or procure those services from another vendor, subject to certain rights and procedures relating to our ability to transition only customer care and collection services beginning in 2008. Sprint also consolidated services relating to subscriber activation, credit verification, handset logistics and handset carrying and obsolescence costs into a category referred to as Sprint CPGA service, all of which services and/or costs, prior to the consolidation, we had been purchasing in the case of the services or bearing in the case of the costs. We have agreed to continue to purchase the Sprint CPGA service from Sprint for the period August 2004 through December 2006 at $23.00 multiplied by the average number of newly activated customers in the service area. Beginning in 2007, the rate for the next three years for Sprint CPGA service will be based on the amount necessary to recover Sprint’s reasonable costs for providing the services. If we and Sprint cannot agree to a new rate for any future three-year period beyond 2006, we have the option to continue to purchase the Sprint CPGA service and have an arbitrator determine the new rate, self-provide the services or procure those services from another vendor.

      Under the terms of the services agreement, we may elect to outsource all of our customer care services during the period beginning on January 1, 2006 and ending on June 30, 2006. If we elect to outsource these services, we would have to pay Sprint a fee and incur other costs, and we would have to outsource the services to a customer care center whose facility and personnel are managed by us, but the center would have to use Sprint’s systems and processes. After the transition, the fees for Sprint CCPU and Sprint CPGA services will be the then-current cost to Sprint to provide the services, except that CPGA services will be $15.00, multiplied by the number of newly activated customers through December 31, 2006.

      We on the one hand and Sprint on the other hand have each agreed to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee’s negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions.

The Trademark and Service Mark License Agreements

      We have non-transferable, royalty-free licenses to use the following trademarks and service marks of Sprint: “Sprint,” together with the related “Diamond” logo, “Sprint PCS” and “Sprint Personal Communications Services.” In addition, we have licenses to use the following trademarks and service marks of Sprint: “The Clear Alternative to Cellular,” “Experience the Clear Alternative to Cellular Today,” and such other marks as may be adopted in the future. We believe that the Sprint brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint in connection with Sprint’s enforcement of its respective rights. We have agreed with Sprint to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

      Sprint can terminate the trademark and service mark license agreement if we file for bankruptcy, materially breach the agreements or our management agreement is terminated. We can terminate our trademark and service mark license agreements upon Sprint’s abandonment of the licensed marks or if Sprint files for bankruptcy, or the management agreement is terminated.

Employees and Labor Relations

      As of June 30, 2004, we employed approximately 387 full-time employees and 84 part-time employees. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

Competition

      Competition in the wireless communications industry is intense. We operate in highly competitive markets in the southeast. We compete with national and regional cellular, PCS and other wireless providers. We believe that our primary competition is with Verizon Wireless, Nextel, Cingular Wireless, T-Mobile, Triton PCS, Alltel and US Cellular. These wireless service providers offer services that are generally comparable to our PCS service. Most of our competitors have financial resources and subscriber bases greater than ours.

      Many of our competitors have access to more licensed spectrum than the 10 MHz licensed to Sprint in our territory. In addition, certain of our competitors may be able to offer coverage in areas not served by our PCS network, or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those we offer. Wireless providers compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not.

      Our ability to compete effectively with these other providers will depend on a number of factors, including:

•	the continued success of CDMA technology in providing competitive call clarity and quality;

•	our ability to provide quality network service in a limited capital environment;

•	the competitiveness of the Sprint brand;

•	the competitiveness of Sprint’s pricing plans;

•	our spending on marketing and promotions compared to our competitors;

•	liquidity and capital resources;

•	our ability to upgrade our network to accommodate new technologies;

•	the continued expansion and improvement of the Sprint PCS nationwide network;

•	the quality of our customer care experience; and

•	our selection of handset options.

      Our ability to compete successfully will also depend, in part, on the ability of Sprint and us to anticipate and respond to various competitive factors affecting the industry, including:

•	new services that may be introduced;

•	changes in consumer preferences;

•	demographic trends;

•	economic conditions; and

•	discount pricing strategies by competitors.

Network Operations

      The effective operation of our portions of the Sprint PCS network require:

•	public switched and long distance interconnection;

•	the implementation of roaming arrangements; and

•	the development of network monitoring systems.

      We utilize Sprint’s Network Operations Control Center for around-the-clock monitoring of our network base stations and switches.

      Sprint developed the initial plan for the build-out of our Sprint PCS network. We have further enhanced this plan to provide enhanced coverage for our territory. Pursuant to our network operations strategy, we have provided PCS service to the largest communities in our markets and have covered interstates and primary roads connecting these communities to each other and to the adjacent major markets owned and operated by Sprint.

      As of June 30, 2004, our network consisted of four switches located at two switch centers and approximately 800 tower sites. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. 99% of our operating cell sites are co-located. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly.

      Our networks connect to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between our networks and both local exchange and long distance carriers. Through our management agreement with Sprint, we have the benefit of Sprint-negotiated interconnection agreements with local exchange carriers.

      Under our management agreement with Sprint, we are required to use Sprint for long distance services and Sprint provides us with preferred rates for these services. Backhaul services are provided by other third-party vendors. These services carry traffic from our cell sites and local points of interconnection to our switching facilities.

Technology

      General. In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless PCS Systems. PCS networks operate at a higher frequency and employ more advanced digital technology than traditional analog cellular telephone service. The enhanced capacity of digital systems, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using PCS or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks. However, because radio signals in the 1900 MHz band do not travel as far or penetrate as much as signals in the 800 MHz cellular band, it generally takes a greater number of PCS transmitting sites to achieve the same coverage as a cellular system.

      Presently, wireless PCS systems operate under one of three principal air interface protocols: CDMA, time division multiple access (“TDMA”) or global system for mobile communications (“GSM”). Wireless PCS operators in the United States now have dual-mode or tri-mode handsets available so that their customers can operate on different networks that employ different protocols.

      CDMA Technology. Sprint’s network and Sprint’s network partners’ networks all use CDMA technology. CDMA technology is fundamental to accomplishing our business objective of providing high volume, high quality airtime at a low cost. We believe that CDMA provides important system performance benefits. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization, which filters out background noise more effectively than existing wireline, analog cellular or other digital PCS phones. CDMA technology also allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. In addition, CDMA technology combines a coding scheme with a low power signal to enhance security and privacy. As a subscriber travels from one cell site to another cell site, the call must be “handed off” to the second cell site. CDMA systems transfer calls throughout the network using a technique referred to as soft hand-off, which connects a mobile subscriber’s call with a new cell site while maintaining a connection with the cell site currently in use.

      CDMA offers a cost effective migration to the next generation of wireless services. CDMA standards and products currently in place will allow existing CDMA networks to be upgraded in a cost efficient manner to the next generation of wireless technology. We have 1xRTT capabilities across our entire network. This technology offers data speeds of up to 144 kilobits per second, voice capacity improvements of over 50% and improved battery life in the handset. Further standards are being developed for CDMA that will offer data speeds in excess of 2,000 kilo bits per second and additional improvements in voice capacity.

      Competing Digital Technologies. TDMA builds on frequency division multiple access (“FDMA”). TDMA divides conversations by timeslots and frequency channels, fitting three digital conversations into a single FDMA channel. Each user of a TDMA channel takes turn transmitting and receiving in a round-robin fashion. A single user uses the channel in short bursts; the user then momentarily relinquishes the channel to allow other users their turn.

      GSM uses a modified version of TDMA. Like TDMA, GSM divides conversations by timeslots and frequency channels. However, calls shift between channels and timeslots to maximize the GSM cellular system’s usage.

      Integrated Dispatch Enhanced Network (“iDEN”), also a modified version of TDMA, is a proprietary Motorola technology. Motorola is the sole manufacturer of iDEN cellular telephones and iDEN infrastructure equipment, and Nextel is the only competitor using this technology. The iDEN technology has been developed in a manner that permits various “push-to-talk” and group calling features.

      Of our competitors, Triton and Cingular use TDMA, adding a GSM overlay. In our territory, Cingular is primarily using GSM. T-Mobile uses GSM, and Verizon, Alltel and US Cellular use CDMA technology.

      Compared to these technologies, CDMA offers the following advantages:

•	greater capacity by accommodating more subscribers per MHz of bandwidth, which allows a greater number of calls within one allocated frequency;

•	enhanced security and privacy; and

•	soft hand-off, which greatly reduces dropped calls and interruptions during the hand-off process.

      However, a disadvantage of CDMA is channel pollution. Channel pollution occurs when signals from too many cellular sites are present at a subscriber’s phone, but none are dominant. This causes audio quality to decline rapidly. Channel pollution occurs frequently in densely populated urban environments.

      We did not choose CDMA technology as our primary technology based on these advantages and disadvantages. Rather, it is the technology used by Sprint.

Research and Development

      We currently do not conduct our own research and development. Instead we leverage Sprint’s and our vendors’ extensive research and development effort, which provides us with access to new technological products and enhanced service features without significant research and development expenditures of our own.

      We have been provided access to key developments produced by Sprint for use in our network. We believe that new features and services will be developed for the Sprint PCS network to take advantage of CDMA technology. We may be required to incur additional expenses in modifying our network to provide these additional features and services.

Intellectual Property

      Other than our corporate names, we do not own any intellectual property that is material to our business. “Sprint,” the Sprint diamond design logo, “Sprint PCS,” “Sprint Personal Communication Services,” “The Clear Alternative to Cellular” and “Experience the Clear Alternative to Cellular Today” are service marks registered with the United States Patent and Trademark Office and owned by Sprint or its affiliates. Pursuant to our management agreement with Sprint, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

      Except in certain instances, Sprint has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our territory, except as to Sprint’s marketing to national accounts and the limited right of resellers of Sprint to inform their subscribers of handset operation on the Sprint PCS network. In all other instances, Sprint has reserved for itself and its network partners the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territories.

      Our agreements with Sprint contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Regulation of the Wireless Telecommunications Industry

      Federal Communications Commission Regulation. The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. Specifically, we are subject to radio license regulation under Title III of the Communications Act, as amended, as well as common carrier regulation under Title II of the Communications Act, as amended. In addition, our operations are subject to regulation as commercial mobile radio services, commonly referred to as CMRS, and to service-specific personal communications service regulations.

      The FCC has promulgated, and is in the process of promulgating and revising, a series of rules, regulations and policies that affect our operations. Penalties for violating the FCC’s rules and policies can range from monetary forfeitures to license revocation or non-renewal of licenses. The FCC Title II regulations applicable to our wireless operations include, among other things:

•	requirements and standards, discussed further below, designed to protect the public health (e.g., environmental standards), public safety (e.g., emergency calling) and public welfare (e.g., access to communications facilities);

•	requirements and standards, discussed further below, for the interconnection of PCS networks with other wireless and wireline carriers; requirements to provide service upon reasonable request and prohibitions on unjust or unreasonable discrimination by carriers between similarly situated subscribers and the charging of unreasonable or unjust rates; and

•	requirements to pay access charges, universal service funding (as discussed below), and other regulatory and non-regulatory fees and charges.

      We do not hold any radio licenses, but rather operate using spectrum licensed to Sprint under the Sprint management agreements. Nonetheless, we are subject to, or impacted by, a number of additional regulations and requirements under Title III of the Communications Act, as amended. These requirements include, among other things:

•	requirements in most cases to obtain prior consent before the assignment and/or transfer of control of a PCS license, as discussed below;

•	limitations on the extent of non-U.S. ownership of radio licenses and the qualifications of holders of radio licenses; and

•	requirements for compliance of antenna sites with the National Environmental Policy Act of 1969, including restrictions on emissions of radio frequency radiation, as well as requirements on the marking and lighting of antenna structures, and related notifications to the Federal Aviation Administration, for certain antenna sites.

      Furthermore, our operations are also subject to CMRS and service specific regulation by the FCC. CMRS regulations include, among other things:

•	possible limitations on having attributable interests (usually 20% or greater) in broadband PCS, cellular and specialized mobile radio service, or SMR, spectrum totaling too great an amount in a given market. Although a previously established 55 MHz spectrum cap per market has now expired, the FCC continues to consider competitive factors when licensees seek to aggregate large amounts of spectrum that exceed these thresholds in a certain geographical area;

•	requirements for carriers to provide access to E-911 services from mobile handsets, including handsets of users who are not subscribers of such carrier, and for the network to provide enhanced location and other mobile identification information to public safety answering points, as discussed below;

•	requirements to comply with CALEA, including the dedication of capacity and provision of access points for law enforcement agencies to facilitate wiretaps and intercepts with valid authority; and

•	requirements to provide local number portability, as discussed further below, including the ability to deliver calls from the company’s networks to ported numbers anywhere in the country.

      The FCC has divided the 120 MHz of spectrum allocated to broadband PCS into six frequency blocks, A through F. Through Sprint, we operate under blocks B, D and E. PCS specific regulations that affect our operations include, among other things:

•	presumptions regarding the grant or denial of PCS license renewals, as discussed below;

•	rules governing the height, power and physical emissions characteristics of PCS transmitters;

•	rules, discussed further below, requiring service providers to meet specific coverage benchmarks by the end of the fifth year from being licensed and, in some cases, by the end of the license term;

•	rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties; and

•	rules requiring PCS providers to relocate, or otherwise compensate, incumbent microwave users (or share in the relocation costs, if the microwave user has already relocated) in the band if the deployment of PCS would interfere with the microwave user’s system.

      Interconnection. The FCC has the authority to order interconnection between CMRS providers (which includes us) and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Under these new rules, we benefit from interconnection agreements negotiated by Sprint for our network with BellSouth and Verizon and with several smaller independent local exchange carriers. Interconnection agreements are negotiated on a statewide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

      The FCC has underway a rulemaking proceeding in which the agency is considering making major changes to the interconnection compensation scheme that governs the telecommunications industry. There are also industry discussions underway which may result in a proposed interconnection compensation scheme which is materially different from the current reciprocal compensation system that is in place. Interconnection costs represent a significant expense item for the Company and any significant changes in the inter-carrier compensation scheme may have a material impact on the Company. The Company is unable to determine at this time whether any such changes would be beneficial to or detrimental to the company financially.

      Universal Service Requirements. The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all residents of the United States of America. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the contribution to the federal universal service program is a variable percentage of interstate end-user telecommunications revenues. Although many states are likely to adopt a similar assessment methodology for intrastate revenues, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC’s rules. At the present time it is not possible to predict the extent of our total federal and state universal service assessments or our ability to recover costs associated with the universal service fund.

      Transfers, Assignments and Changes of Control of PCS Licenses. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of certain pro forma assignments or transfers of control.

      An integral element of these rules is that the FCC also requires licensees to maintain effective working control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS under the terms of our Sprint PCS agreements to use our best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. The FCC could also impose sanctions on the Company.

      Enhanced 911. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement Phase I enhanced emergency 911 calling capabilities by October 1, 2001 to requesting public safety answering points. In addition, the FCC required implementation of Phase II enhanced 911 capabilities by October 1, 2002, including the ability to provide automatic location identification (or “ALI”) of subscribers by latitude and longitude with a specified accuracy. Sprint PCS has obtained waivers of the relevant ALI enhanced 911 requirements based on a modified deployment plan, which includes a number of interim benchmarks and other conditions, and would provide for completing Phase II enhanced 911 deployment by 2005.

      Communications Assistance for Law Enforcement Act. CALEA was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. CALEA requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. Following adoption of interim standards and a lengthy rulemaking proceeding, including an appeal and remand proceeding, as of June 30, 2002, all carriers were required to be in compliance with the CALEA requirements. We are currently in compliance with the CALEA requirements.

      Wireless Local Number Portability. Since November 24, 2003, all covered CMRS providers, including us, are required to allow customers in the 100 largest metropolitan areas to retain, their existing telephone numbers when switching from one telecommunications carrier to another. These rules are generally referred to wireless local number portability (“WLNP”). As of May 24, 2004, FCC regulations require that such CMRS providers must implement WLNP outside the 100 largest metropolitan areas in the United States as well. Thus far, the WLNP mandate has not imposed increased operating costs on all CMRS providers, including us, and has not resulted in higher subscriber churn rates and subscriber acquisition and retention costs.

      In November 2003, the FCC issued an Order establishing certain wireline and wireless number porting obligations. The Order is currently under review by the US Court of Appeals for the District of Columbia Circuit. In addition, in September 2004, the FCC issued a second rulemaking proceeding which proposes to reduce the time interval for number porting. Reply comments for this proceeding are due in December 2004. These proceedings, the outcomes of which cannot be determined at this time, may have a material impact on the porting obligations to which the Company is subject.

      Number Pooling. The FCC regulates the assignment and use of telephone numbers by wireless and other telecommunications carriers to preserve numbering resources. Since November 26, 2000, the FCC has required CMRS providers in the top 100 markets to be capable of sharing blocks of 10,000 numbers among themselves in subsets of 1,000 numbers (“1000s-block number pooling”). In addition, all CMRS carriers, including those operating outside the top 100 markets, must be able to support roaming calls on their network placed by users with pooled numbers. Wireless carriers must also maintain detailed records of the numbers they have used, subject to audit. The pooling requirements may impose additional costs and increase operating expenses on us and limit our access to numbering resources.

      Telecommunications Relay Services (“TRS”). Federal law requires wireless service providers to take steps to enable the hearing impaired and other disabled persons to have reasonable access to wireless services. The FCC has adopted rules and regulations implementing this requirement to which the Company is subject, and requires the Company to pay a regulatory assessment to support TRS for the disabled. The Company is in compliance with these requirements.

      Consumer Privacy. The Company is subject to various federal and state laws that are intended to protect the privacy of end-users who subscribe to the Company’s services. For example, the FCC has regulations that place certain restrictions on the permissible uses that the Company can make of customer-specific information (known as “Customer Proprietary Network Information” or “CPNI”) received from subscribers. In addition, the FCC is considering adopting restrictions on the extent to which wireless data customers will be subjected to receiving unsolicited junk e-mail or spam. One such restriction, which will become effective October 18, 2004, is the prohibition of sending commercial messages to any address referencing an internet domain name associated with wireless subscriber messaging services and the requirement that all CMRS providers must submit to the FCC a list of their internet domain names that are associated with wireless subscriber messaging services. Complying with these requirements may impose costs on the Company or force the Company to alter the way it provides or promotes its services.

      Roaming and Resale. The Company must comply with various federal regulations which govern the provision of roaming services and the resale of the Company’s products and services. These regulations change from time to time, and the Company may be required to change its policies, practices or operations to comply with any such modifications.

      Microwave Cost Sharing. PCS licensees have an obligation to operate on an interference-free basis with other area licensees, including incumbent microwave service providers who previously occupied portions of the PCS spectrum. In some instances, PCS licensees are obligated to share the costs of relocating microwave users to alternate bands. For the most part, these microwave relocation costs fall on Sprint as the spectrum licensee. However, as the operator, the Company can be obligated to implement the microwave relocation plan.

      Spectrum Auctions. The Communications Act and the FCC rules generally require that broadband PCS spectrum be assigned to carriers through an auction or competitive bidding process. In some instances, bidders which qualify as small or very small businesses, as rural telephone companies, or as being controlled by Native Americans (so-called “Designated Entities”), receive benefits or preferences in these spectrum auctions for which Sprint and the Company would not qualify. The use of spectrum auctions to assign licenses, and the manner in which the auctions are structured to benefit Designated Entities may deprive Sprint or the Company of needed spectrum.

      PCS License Renewal. PCS licensees can renew their licenses for additional 10-year terms. PCS renewal applications are not subject to auctions. However, under the FCC’s rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC’s rules afford PCS renewal applicants involved in comparative renewal hearings with a “renewal expectancy.” The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has:

•	provided “substantial service” during its license term; and

•	substantially complied with all applicable laws and FCC rules and policies.

      The FCC’s rules define “substantial service” in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

      Build-Out Conditions of PCS Licenses. All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC’s build-out requirements. Pursuant to the FCC’s build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within the assigned market area within 5 years and to two-thirds of the population within 10 years. All 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of “substantial service” within that 5 year period. Rule violations could result in license cancellation or revocation.

      Other Federal Regulations. Wireless systems, which we use in the provision of services, must comply with certain FCC and Federal Aviation Administration regulations regarding the siting, marking, lighting and construction of transmitter towers and antennas. The FCC also requires that aggregate radio wave emissions from every site location meet certain standards. Although we believe that our existing network meets these standards, a site audit may reveal the need to reduce or modify emissions at one or more sites. This would increase our costs and could have a material adverse affect on our operations. In addition, these regulations will also affect site selection for new network build-outs and may increase the costs of improving our network. The increased costs and delays from these regulations may have a material adverse affect on our operations. In addition, the FCC’s decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969, or NEPA, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. FCC regulations implementing NEPA place responsibility on each applicant to investigate any potential environmental effects, including health effects relating to radio frequency emissions, of a proposed operation and to disclose any significant effects on the environment to the agency prior to commencing construction. In the event that the

FCC determines that a proposed tower would have a significant environmental impact, the FCC would require preparation of an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

      Wireless Facilities Siting. States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, as long as a wireless system complies with the FCC’s rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. State and localities are, however, permitted to engage in other forms of regulation, including zoning regulation, that impacts the Company’s ability to select and modify sites. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

      State Regulation of Wireless Service. Section 332 of the Communications Act preempts states from regulating the rates and market entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that:

•	market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

•	CMRS is being used as a replacement for landline telephone service within the state.

      To date, the FCC has granted no such petition. To the extent we provide fixed wireless service in the future, we may be subject to additional state regulation.